UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a – 101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Independent Bank Corporation
______________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

______________________________________________________________________________________________________
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Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Date:	Friday, December 18, 2009
Time:	10:00 a.m. Eastern Time
Location:	[ ]

        We invite you to attend this Independent Bank Corporation Special Meeting of Shareholders to:

1.	Consider and vote upon a proposal to amend our Articles of Incorporation to increase the number of authorized shares of common stock from 60 million shares to 500 million shares;

2.	Consider and vote upon a proposed stock option exchange program, under which eligible employees would be able to exchange certain options for a lesser number of new options on the terms described in this proxy statement;

3.	Consider and vote upon a proposal to issue additional shares of our common stock in exchange for certain outstanding trust preferred securities and in exchange for certain outstanding shares of preferred stock;

4.	Grant management the authority to adjourn, postpone, or continue the Special Meeting; and

5.	Transact any other business that is properly submitted before the Special Meeting or any adjournments or postponements of the Special Meeting.

        The record date for the Special Meeting is October 30, 2009. Only shareholders of record at the close of business on that date can vote at the Special Meeting. We mailed this Notice of Special Meeting of Shareholders to those shareholders of record. Action may be taken at the Special Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Special Meeting may be adjourned or postponed.

        We will have a list of shareholders who can vote at the Special Meeting available for inspection by shareholders at the Special Meeting, and, for 10 days prior to the Special Meeting, during regular business hours at the offices of Independent Bank Corporation, 230 West Main Street, Ionia, Michigan 48846.

        If you plan to attend the Special Meeting but are not a shareholder of record because you hold your shares in street name, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) with you to the Special Meeting. Whether or not you plan to attend the Special Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. You may vote by signing, dating and returning the enclosed proxy card, by using the automated telephone voting system or by using the Internet voting system. You will find instructions for voting by telephone and by the Internet on the enclosed proxy card.

By Order of the Board of Directors, Robert N. Shuster Corporate Secretary

November __, 2009

INDEPENDENT BANK CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

        This proxy statement is being furnished to solicit proxies on behalf of the Board of Directors (the “Board”) of Independent Bank Corporation, a Michigan corporation (the “Company,” “IBC,” “we” or “us”), for use at the IBC Special Meeting of Shareholders to be held on Friday, December 18, 2009, at __________________, at 10:00 a.m., Eastern Time (the “Special Meeting”), and at any adjournment or postponement thereof. This proxy statement and the accompanying proxy are first being sent to IBC shareholders on or about November 12, 2009.

        The purpose of the Special Meeting is:

1.	Consider and vote upon a proposal to amend our Articles of Incorporation to increase the number of authorized shares of common stock from 60 million shares to 500 million shares;

2.	Consider and vote upon a proposed stock option exchange program, under which eligible employees would be able to exchange certain options for a lesser number of new options on the terms described in this proxy statement;

3.	Consider and vote upon a proposal to issue additional shares of our common stock in exchange for certain outstanding trust preferred securities and in exchange for certain outstanding shares of preferred stock;

4.	Grant management the authority to adjourn, postpone, or continue the Special Meeting; and

5.	Transact any other business that is properly submitted before the Special Meeting or any adjournments or postponements of the Special Meeting.

Principal Executive Office

        The address of our principal executive office is 230 W. Main Street, Ionia, Michigan 48846.

Voting Information

        The record date for the Special Meeting is October 30, 2009. Only shareholders of record at the close of business on that date can vote at the Special Meeting. We mailed this Notice of Special Shareholder Meeting to those shareholders of record. Action may be taken at the Special Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Special Meeting may be adjourned or postponed.

        If the form of the proxy accompanying this proxy statement is properly executed and returned, the shares represented by the proxy will be voted at the Special Meeting of Shareholders in accordance with the directions given in such proxy. If no choice is specified, the shares represented by the proxy will be voted FOR the amendment to our Articles of Incorporation to increase the number of authorized shares of common stock from 60 million to 500 million, FOR the proposed stock option exchange program, FOR the proposal to permit IBC to issue additional common stock in accordance with Nasdaq Marketplace Rule 5635 in exchange for certain outstanding trust preferred securities and in exchange for certain outstanding shares of preferred stock, and FOR any proposal to adjourn, postpone, or continue the Special Meeting.

        To vote by telephone, shareholders of record (shareholders who have been issued a certificate representing their shares) may call toll free on a touch-tone telephone 1-800-PROXIES (1-800-776-9437) and follow the recorded instructions. To vote by Internet, go to the site http://www.voteproxy.com and follow the instructions provided.

        If your shares are held through a bank or a broker (referred to as “street name”), you may also be eligible to vote your shares electronically. Simply follow the instructions on your voting form, using either the toll-free telephone number or the Internet address that is listed.

        A proxy may be revoked prior to its exercise by delivering a written notice of revocation to our Secretary, executing a subsequent proxy, or attending the meeting and voting in person. Attendance at the meeting does not, however, automatically serve to revoke a proxy.

        This proxy statement, including the Notice and Form of Proxy, is available at _____________________________. Information on directions to the site of our Special Meeting is available on our website at www.IndependentBank.com.

        The Board recommends that you vote FOR the proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock from 60 million to 500 million shares.

        The Board recommends that you vote FOR the proposal to approve the stock option exchange program.

        The Board recommends that you vote FOR the proposal to permit IBC to issue additional shares of our common stock in exchange for certain outstanding trust preferred securities and in exchange for certain outstanding shares of preferred stock.

        The Board recommends that you vote FOR the proposal to grant management the authority to adjourn, postpone, or continue the Special Meeting.

Attending the Special Meeting

        We reserve the right to only admit persons with proof of share ownership to the Special Meeting. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with photo identification) to be admitted to the Special Meeting.

        Whether or not you plan to attend the Special Meeting, please complete and mail the enclosed proxy card promptly so that your shares will be voted as you desire. You may also vote by telephone or by the Internet by following the instructions for using the automated telephone and Internet voting systems provided on the proxy card.

Note Regarding Independence of Proposals

        Although we are asking shareholders to approve each of the four proposals described in this proxy statement, none of these proposals is conditioned upon the approval of any other proposal. However, if shareholders fail to approve the proposal to amend our Articles of Incorporation to increase the number of authorized shares from 60 million to 500 million (Proposal 1) but approve the proposal to permit us to issue additional shares of common stock in exchange for certain outstanding trust preferred securities and preferred stock (Proposal 3), then our ability to pursue such proposed exchange transactions will be materially limited.

PROPOSAL 1

APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

General

        Our Board has unanimously adopted a resolution, subject to shareholder approval, to amend the first paragraph of Article III of our Articles of Incorporation to read as follows:

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is five hundred million two hundred thousand (500,200,000) shares, of which five hundred million (500,000,000) shares shall be common stock of the par value of $1.00 per share, and two hundred thousand (200,000) shares shall be series preferred stock, without par value.

        This amendment will increase our authorized common stock from 60,000,000 shares to 500,000,000 shares. The purpose of the amendment is to provide additional shares of common stock for future issuance, including with respect to the transactions described below. As of the record date, there were approximately 24,029,125 shares of common stock issued and outstanding, [1,568,105] stock options granted but not exercised, [134,672] shares reserved for issuance under our stock compensation plans, and an outstanding warrant to purchase 3,461,538 shares of common stock. As a result, as of the record date, approximately [31,818,134] shares of common stock remain available for future issuance. We also have 72,000 shares of Series A preferred stock issued and outstanding as of the record date.

        The Board considers the proposed increase in the number of authorized shares desirable because it would give the Board greater flexibility and provide sufficient shares available for issuance if needed to augment our capital base or for other general corporate purposes, including the transactions described below.

        If our shareholders approve the amendment, it will become effective upon the filing of a Certificate of Amendment to our Articles of Incorporation with the Department of Energy, Labor & Economic Growth of the State of Michigan, which we expect to occur promptly following the Special Meeting.

Purpose of the Amendment

        The purpose of this proposed increase in authorized common stock is to make available additional shares of common stock for issuance in an effort to improve our capital levels and for other business and finance purposes. Although our regulatory capital ratios remain at levels above federal regulatory “well capitalized” standards, because of the losses we have incurred in recent quarters, our elevated levels of non-performing loans and other real estate, and the ongoing economic stress in Michigan, we have recently taken certain actions to improve our regulatory capital ratios and to preserve liquidity, including eliminating the cash dividend on our common stock, deferring dividends on our preferred stock, and deferring interest payments on our subordinated debentures and the dividends on the related trust preferred securities. These actions will preserve cash at IBC as we do not expect Independent Bank, our bank subsidiary, to be able to pay any cash dividends in the near term.

        In addition to these actions, we are currently considering various initiatives to increase our capital and strengthen our balance sheet through a variety of means involving the issuance or potential issuance of common stock, including the transactions described below. As a result, we are seeking shareholder approval of an amendment to our Articles of Incorporation in order to increase the number of shares of common stock we are authorized to issue to allow us to raise additional capital in the near term and to provide additional shares for future issuances should further capital needs arise.

        The transactions we are currently proposing or considering include:

•	We are considering making an offer to holders of our trust preferred securities issued by each of IBC Capital Finance IV, IBC Capital Finance III, and Midwest Guaranty Trust I to exchange shares of our common stock for such trust preferred securities. If this offer is made and is fully successful, this exchange could convert up to $39.5 million of outstanding trust preferred securities, plus an amount equal to accrued but unpaid distributions on such securities, to common stock. As previously announced, effective November 1, 2009, IBC has elected to defer regularly scheduled quarterly interest payments on its junior subordinated debentures owned by each of its trust subsidiaries, including IBC Capital Finance IV, IBC Capital Finance III, and Midwest Guaranty Trust I. See “Proposal 3 — Approve the Issuance of Common Stock in Exchange Transactions in Accordance with Nasdaq Marketplace Rule 5635” below for more information regarding this proposal. The trust preferred securities described in this paragraph are collectively referred to as the “Institutional Trust Preferred Securities,” and the potential exchange offer described in this paragraph is referred to as the “Institutional TP Exchange Offer.”

•	We are considering making an offer to exchange shares of our common stock for our outstanding trust preferred securities issued by IBC Capital Finance II that are traded on the Nasdaq Global Select Market. If this offer is made and is fully successful, this exchange could convert up to $50.6 million of outstanding trust preferred securities, plus an amount equal to accrued but unpaid distributions on such securities, to common stock. As previously announced, effective November 1, 2009, IBC has elected to defer regularly scheduled quarterly interest payments on its junior subordinated debentures owned by each of its trust subsidiaries, including IBC Capital Finance II. The trust preferred securities described in this paragraph are collectively referred to as the “Retail Trust Preferred Securities,” and the potential exchange offer described in this paragraph is referred to as the “Retail TP Exchange Offer.”

•	We are in discussions with the United States Department of the Treasury (“Treasury”), as the holder of our outstanding shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation preference per share (the “CPP Preferred Shares”), to exchange shares of our common stock for such CPP Preferred Shares. If an agreement is reached with the Treasury with respect to such exchange, this transaction could convert up to $72 million of outstanding CPP Preferred Shares, plus an amount equal to accrued but unpaid dividends on such securities, to common stock. As previously announced, effective November 1, 2009, IBC has elected to defer regularly scheduled quarterly dividend payments on such CPP Preferred Shares. See “Proposal 3 — Approve the Issuance of Common Stock in Exchange Transactions in Accordance With Nasdaq Marketplace Rule 5635” below for more information regarding this proposal. The potential exchange offer described in this paragraph is referred to as the “CPP Exchange Offer.”

•	We are considering one or more offerings of common stock or securities convertible into common stock for cash (any such offering is referred to as a “Cash Offering”).

        There would be no cash proceeds to IBC from the issuance of common shares under the Institutional TP Exchange Offer, the Retail TP Exchange Offer, or the CPP Exchange Offer. Any cash proceeds resulting from other transactions that may be undertaken, such as any Cash Offering, would be used for general corporate purposes and to strengthen the capital position of IBC’s subsidiary bank, Independent Bank. We have not made any other determination about any specific use of proceeds.

        This proxy statement describes certain capital raising initiatives currently being considered by the Board. If this proposal is approved by our shareholders, the additional authorized shares of common stock would also be available from time to time for other corporate purposes, including acquisitions of other companies or other assets, stock dividends, stock splits, other stock distributions, and in connection with equity-based benefit plans. Authorized but unissued shares of our common stock may be issued from time to time upon authorization by our Board, at such times, to such persons, and for such consideration as the Board may determine in its discretion and generally without further approval by our shareholders (except as may be required for any particular transaction by applicable law, regulation, or stock exchange rule). However, the Board has not (as of the date this proxy statement is being mailed) made any commitment to issue the additional shares of common stock. The Board does not intend to issue any shares except on terms it deems to be in the best interest of the Company and its shareholders. However, given our current capital position and the difficult economic environment in which we are operating, it is reasonable to expect that additional shares of common stock or securities convertible into common stock will be issued in the near future, including pursuant to the proposed transactions described in this proxy statement.

Effect of the Amendment

        The additional shares of common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding shares of common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. Under our Articles of Incorporation, our shareholders do not have preemptive rights with respect to our common stock. As a result, if our Board decides to issue additional shares of our common stock, existing holders of our common stock would not have any preferential rights to purchase such shares. See “Effect on Outstanding Common Stock” below for more information regarding the potential dilution to our current shareholders.

        The additional shares of common stock that would become available for issuance if this amendment is adopted could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. For example, without further shareholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this amendment to increase the authorized common stock has been prompted by the business and financial considerations described above and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), shareholders should be aware that approval of this amendment could facilitate future efforts by us to deter or prevent changes in control.

        The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock.

        Under the Michigan Business Corporation Act, our shareholders are not entitled to dissenter’s rights with respect to the amendment of the Articles of Incorporation to increase the authorized shares of common stock.

Certain Material Terms of the Common Stock

        All of the outstanding shares of our common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive:

•	dividends when, as and if declared by our Board out of funds legally available for the payment of dividends; and

•	in the event of dissolution of IBC, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in our Articles of Incorporation.

        As a result of our election to defer regularly scheduled quarterly payments on our outstanding trust preferred securities and our outstanding shares of preferred stock, we are currently prohibited from paying any cash dividends on shares of our common stock.

        In addition, even if we re-commence regularly scheduled quarterly payments on our outstanding trust preferred securities and our outstanding shares of preferred stock, there are still significant restrictions on our ability to pay dividends on our common stock. Pursuant to the Letter Agreement we entered into with the Treasury, dated December 12, 2008, we completed our sale to Treasury as part of Treasury’s Capital Purchase Program of the Troubled Asset Relief Program (“TARP”) of the CPP Preferred Shares, and a warrant to purchase common shares. Our agreements with Treasury prevent us from paying quarterly cash dividends on our common stock in excess of $.01 per share and (with certain exceptions described below) repurchasing shares of common stock. These restrictions will remain in effect until the earlier of December 12, 2011 or such time as Treasury no longer holds the CPP Preferred Shares. One of the proposals described in this proxy statement is our proposal to issue shares of our common stock to the Treasury in exchange for such CPP Preferred Shares.

        Treasury’s Capital Purchase Program permit repurchases of shares of our common stock only under limited circumstances, including the following:

•	in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice;

•	the redemption or repurchase of rights pursuant to any shareholders' rights plan;

•	the acquisition by IBC of record ownership of common stock or other securities that are junior to or on a parity with the CPP Preferred Shares for the beneficial ownership of any other persons, including trustees or custodians; and

•	the exchange or conversion of common stock for or into other securities that are junior to or on a parity with the CPP Preferred Shares or trust preferred securities for or into common stock or other securities that are junior to or on a parity with the CPP Preferred Shares, in each case solely to the extent required pursuant to binding contractual agreements entered into prior to December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

        In addition, as a bank holding company, our ability to pay distributions will be affected by the ability of Independent Bank to pay dividends under applicable laws, rules and regulations. The ability of Independent Bank, as well as IBC, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.

        Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Our common stock is currently traded on the Nasdaq Global Select Market under the symbol “IBCP”.

Effect on Outstanding Common Stock

        If shareholders approve the adoption of the amendment to our Articles of Incorporation, our Board is likely to pursue the issuance of additional shares of common stock in connection with the Institutional TP Exchange Offer, the Retail TP Exchange Offer, and the CPP Exchange Offer, as referenced above and discussed below in more detail; however, there is no current commitment to do so and our Board could determine to abandon one or more of such transactions or pursue one or more transactions on terms different than those described above, at its discretion. In addition, our Board is currently contemplating a Cash Offering pursuant to which we would seek to raise as much as $ to $ in aggregate gross proceeds.

        The amount of capital we may seek to raise through issuances of common stock, including through the initiatives under consideration and referenced above or through other means, is likely to be substantial.

        The authorization of the additional shares would not, by itself, have any effect on the rights of shareholders. However, holders of common stock have no preemptive rights to acquire additional shares of common stock, so the future issuance of shares of common stock, including pursuant to the transactions discussed above or any other potential capital raising initiative, is likely to have an immediate and significant dilutive effect on earnings per share and the voting power of existing shareholders at the time of the issuance.

        The following table shows the relative size of the transactions currently contemplated by the Company by showing the percentage of outstanding stock that would be issued in such transactions, based on the assumptions described in the footnotes to the table. The proposed stock option exchange program (Proposal 2, described below) will not have a material dilutive effect on existing shareholders and is therefore not reflected or included in the table below.

No. of Shares to be Issued in Transactions Under Consideration (Based on Assumptions in Footnotes to Table)
Relevant Price (1)	Institutional TP Exchange Offer (2)	Retail TP Exchange Offer (3)	CPP Preferred Exchange Offer (4)	Cash Offering (5)	% of Total Outstanding (6)
$1.15
$1.10
$1.05
$1.00
$0.95
$0.90
$0.85
$0.80
$0.75
$0.70
$0.65
$0.60

(1)	Relevant Price is the price per share of our common stock used to determine the number of shares that would be issued in exchange for the tendered trust preferred securities and the CPP Preferred Shares. The actual price used in the exchange offers for the trust preferred securities is proposed to be the mathematical average of the volume weighted average price of common shares for the five consecutive trading days ending on and including the second trading day immediately preceding the expiration date of the applicable exchange offer. The actual price used in any exchange of common stock for the CPP Preferred Shares will be as negotiated with Treasury, but is likely to be based on the market value our common stock, subject to a potential discount to market of not more than %. The table contains only an estimated range of potential values for our common shares. The closing price of our common shares on Nasdaq on November , 2009, was $ per share.

(2)	Assumes that % of the outstanding Institutional Trust Preferred Securities will be tendered for exchange and that for each $1,000 liquidation amount of Institutional Trust Preferred Securities tendered, a holder would receive common stock with a value equal to $ , which is equal to % of the sum of the $1,000 liquidation amount plus accrued but unpaid distributions on such securities. For these purposes, accrued but unpaid distributions are assumed to be $ per $1,000 liquidation amount, which is calculated based on the highest dividend rate currently applicable to any Institutional Trust Preferred Security and six months of accrued but unpaid distributions.

(3)	Assumes that % of the outstanding Retail Trust Preferred Securities will be tendered for exchange and that for each $25 liquidation amount of Retail Trust Preferred Securities tendered, a holder would receive common stock with a value equal to $ , which is equal to % of the sum of the $25 liquidation amount plus an amount equal to accrued but unpaid distributions on such securities. For these purposes, accrued but unpaid distributions are assumed to be $ per $25 liquidation amount, which is calculated based on six months of accrued but unpaid distributions.

(4)	Assumes that Treasury will agree to exchange all CPP Preferred Shares (with an aggregate liquidation preference of $72 million) for common stock with a value equal to the sum of $72 million plus an amount equal to accrued but unpaid distributions on such CPP Preferred Shares. For these purposes, accrued but unpaid distributions are assumed to be an aggregate of $ million, which is calculated based on six months of accrued but unpaid distributions.

(5)	Assumes we raise aggregate gross proceeds of $ million.

(6)	Assumes the number of shares of common stock outstanding would be 24,029,125 (the number of shares of IBC common stock outstanding on October 30, 2009).

        Based on the assumptions described in the footnotes to the table above, upon completion of the Institutional TP Exchange Offer, the Retail TP Exchange Offer, the CPP Exchange Offer, and the Cash Offering, (if all of such transactions are pursued), our existing shareholders would own between only    % and    % of our outstanding common stock. However, we have reserved the right to issue an even greater number of shares of our common stock (i.e., in the event one or more of the assumptions in the table set forth above prove not to be true). We have reserved the right to issue up to     million shares of common stock in the Institutional TP Exchange Offer and up to million shares of common stock in the CPP Exchange Offer. In addition, we expect the maximum number of shares we may issue in the Retail TP Exchange Offer to be     million. Using these maximum numbers, our current shareholders may end up owning only approximately    % of our outstanding common stock.

        In addition, the initiatives under consideration and referenced above or through other means, including the exchange offers for the trust preferred securities and the CPP Preferred Shares, may trigger an ownership change that would negatively affect our ability to utilize net operating loss and capital loss and other deferred tax assets in the future. As a result, we may suffer higher-than-anticipated tax expense, and consequently lower net income and cash flow, in those future years. As of December 31, 2008, we had a domestic federal net operating loss carryforward of approximately $36.2 million, and such amount may grow significantly prior to the expiration of the capital raising initiatives described in this proxy statement. Companies are subject to a change of ownership test under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), that, if met, would limit the annual utilization of the pre-change of ownership carryforward as well as the ability to use certain unrealized built-in losses. This change of ownership test will be met if, for example, a sufficient number of the holders of the trust preferred securities exchange such securities for our common shares and Treasury exchanges its CPP Preferred Shares for our common shares. We believe it is likely that the test will be met if there is substantial participation in the exchange offers or if other capital raising initiatives under consideration and referenced above or through other means are consummated. Generally, under Section 382, the yearly limitation on our ability to utilize such deductions will be equal to the product of the applicable long-term tax exempt rate (presently    %) and the sum of the values of our common shares and of our outstanding CPP Preferred Shares, immediately before the ownership change. Our ability to utilize deductions related to credit losses during the five-year period following such an ownership change would also be limited under Section 382, together with net operating loss carryforwards, to the extent that such deductions reflect a net loss that was “built-in” to our assets immediately prior to the ownership change. Similar rules under Section 383 of the Code will also limit utilization of our capital loss carryforwards. These carryforwards amounted to approximately $__ million at December 31, 2008, and such amount may grow significantly prior to the expiration of the offers.

Pro Forma Financial Information

        Selected unaudited pro forma financial information giving effect to the Institutional TP Exchange Offer, the Retail TP Exchange Offer, the CPP Exchange Offer, and a Cash Offering is set forth in the attached Annex I. Shareholders are urged to read the pro forma information carefully. The inclusion of any transactions in the pro forma financial information does not necessarily indicate that such transactions are likely to occur or that they are likely to occur on the terms set forth in Annex I.

Vote Required and Recommendation of the Board

        The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company is required for the approval of this proposed amendment. Both abstentions and broker non-votes will have the effect of a negative vote. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy voters in the accompanying proxy will vote FOR this amendment. The approval of this proposal is not a condition to the approval of any other proposals submitted to the shareholders.

        The Board recommends you vote “FOR” approval of the amendment to the Articles of Incorporation to increase the number of authorized shares of common stock from 60 million to 500 million.

PROPOSAL 2

APPROVE A STOCK OPTION EXCHANGE PROGRAM

General

        We are seeking shareholder approval of a proposed stock option exchange program, as described in detail below (the “Option Exchange Program”). If approved by shareholders, the Option Exchange Program will allow us to offer certain employees a limited period in which they may elect to exchange certain outstanding employee stock options for new stock options (“New Options”) covering a lesser number of shares. The New Options will be granted under the Independent Bank Corporation Long-Term Incentive Plan (the “LTIP”), with an exercise price equal to the closing price of our common stock on the Nasdaq Global Select Market (“Nasdaq”) on the date the New Options are granted. We are asking shareholders to approve the Option Exchange Program on the following terms:

•	The Option Exchange Program will be open to all employees who are employed by IBC or one of its subsidiaries as of the start of the program and who remain employed through the date New Options are granted (“Eligible Optionholders”).

•	The executive officers named in the Summary Compensation Table of this proxy statement (our “named executives”) and our current and former directors will not be eligible to participate in the Option Exchange Program.

•	The employee stock options that will be eligible to be exchanged in the Option Exchange Program, referred to in this proxy • statement as “Eligible Options,” are outstanding stock options held by Eligible Optionholders that (1) do not expire within 12 months from the date the New Options are granted and (2) have an exercise price greater than $10.

•	The Option Exchange Program will not be a one-for-one exchange but instead the exchange ratios will be calculated on a “value-for-value” basis. This means the number of shares subject to New Options granted in exchange for surrendered Eligible Options will be determined in a manner intended to result in the grant of New Options with a fair value that is equal to the fair value of the Eligible Options they replace. These exchange ratios will be determined on a grant-by-grant basis and will be established shortly before the start of the Option Exchange Program. They will be calculated using the Black-Scholes option pricing model, which is a valuation model we use to value compensatory options for accounting purposes.

•	None of the New Options will be vested on the date of grant. New Options will be subject to a vesting period equal to the longer of (1) one-year after the grant date, and (2) the original vesting period of the Eligible Options surrendered in exchange for the New Options. The term of each New Option will be the remaining term of the Eligible Option for which it is exchanged.

•	If an Eligible Optionholder wants to participate in the Option Exchange Program, he or she will be required to exchange all of his or her Eligible Options and will not be permitted to only exchange a portion of such Eligible Options.

        We currently expect to commence the Option Exchange Program promptly following the date of the Special Meeting provided that shareholder approval is obtained at the Special Meeting. If the program does not commence within 90 days of shareholder approval, we will not effect the Option Exchange Program unless we again obtain shareholder approval. If shareholders do not approve this proposal, we will not implement the Option Exchange Program.

Note Regarding Eligible Employees

        Throughout this proposal, the terms “employed by us,” “our employees,” “IBC employees,” or “employees,” shall refer to employees of IBC or any of its subsidiaries.

Reasons for the Option Exchange Program

        We are proposing to implement the Option Exchange Program to motivate and retain key employees and to reinforce the alignment of our employees’ interests with those of our shareholders. The Option Exchange Program also would reduce outstanding stock option “overhang” and allow us to recapture value from accounting compensation costs while not creating additional compensation expense.

        The financial sector crisis and other macro-economic and micro-economic factors have contributed to the price of our common stock declining significantly. Exercise prices for stock options outstanding as of September 30, 2009, ranged from $1.59 to $28.56 and the closing market price of our common stock was $1.90 on that date. Dramatic declines in the real estate market during the past two years along with other problems faced by many of our commercial and consumer borrowers have resulted in significant write-downs of our asset values. In addition, macro-economic factors, such as the increased volatility in the financial services sector, have contributed to other losses and difficulties. These factors and others have caused many of our employee stock options to be “underwater” or out-of-the-money. As a result, the options no longer serve the employee retention, motivation, and long-term incentive tool for which they were originally issued. We believe it is critical to our success to retain and motivate key employees and to reinforce the alignment of our employees’ interests with those of our shareholders. The Option Exchange Program would help to address these concerns.

        Further, successful execution of the Option Exchange Program would reduce our “overhang” (equity awards outstanding but not exercised, plus equity awards available to be granted, divided by total common shares outstanding at the end of the year). Underwater stock option awards have little or no retentive value but remain in overhang until they are exercised, expire, or are cancelled. Our overhang on September 30, 2009 was 6.83% (1,558,982 equity awards outstanding plus 82,349 shares available for future grant divided by 24,029,125 total common shares outstanding). Under the Option Exchange Program, we expect that a reduction in overhang would occur because participating employees will receive fewer New Options than the number of Eligible Options being surrendered. The exchange ratios of Eligible Options for New Options will be based on the fair value determined under applicable accounting rules shortly before we commence with the Option Exchange Program. The Option Exchange Program is intended to be a value-for-value exchange. As a result, in order to obtain a new in-the-money stock option, an employee will be required to surrender a higher number of underwater stock options that have value approximately equivalent to the New Option. The total overhang reduction is difficult to estimate and will only be known when the actual exchange is complete.

        Lastly, the Option Exchange Program will allow us to recapture expense already allocated to equity awards, to enhance employee motivation and retention rather than incur new, additional costs to achieve the same result. Generally, when stock options are granted to employees, the company bears an expense that reduces our net income. This expense (known as share-based compensation) is calculated at the time a stock option is granted based on the determined value of each stock option when granted. IBC is using a mathematical formula known as the Black-Scholes option pricing model to determine the value of each stock option. We started recognizing share-based compensation as a result of our adoption of FASB Accounting Standards Codification ("ASC") topic 718, "Compensation - Stock Compensation." As of September 30, 2009, there was $286,000 in unrecognized compensation costs related to outstanding stock options to be expensed in 2009 and beyond; however, at current stock prices, these outstanding stock option awards are of limited benefit in motivating and retaining our employees. Through the Option Exchange Program, we believe we can increase the significance of these stock option awards for our employees and provide a more meaningful incentive. We have designed the Option Exchange Program so that it is not expected to create additional share-based compensation expense; as noted above, this is known as a value-for-value exchange.

Description of the Option Exchange Program

        On September 22, 2009, our Board approved the Option Exchange Program, subject to shareholder approval. We are seeking shareholder approval of the Option Exchange Program in order to satisfy the listing rules of Nasdaq, to comply with the terms of our equity compensation plans, and as a matter of good corporate governance. If we do not obtain shareholder approval of this proposal, we will not be able to complete the Option Exchange Program. For more information, see “Vote Required and Recommendation of the Board” below. Even if the Option Exchange Program is approved by our shareholders, we retain the discretion to amend, postpone or not proceed with the Option Exchange Program (subject to the terms described in this proxy statement and applicable law), or under certain circumstances cancel the Option Exchange Program once it has commenced. The description below provides additional information on how we expect to conduct the Option Exchange Program.

        If the Option Exchange Program is approved by our shareholders, Eligible Optionholders will be able to elect to exchange outstanding Eligible Options for New Options covering a lesser number of shares. The New Options will be granted under our LTIP with an exercise price equal to the closing price of our common shares on Nasdaq on the grant date. We will conduct the Option Exchange Program through a tender offer. At the commencement of the Option Exchange Program, Eligible Optionholders will receive a written offer to exchange that will set forth the precise terms and timing of the Option Exchange Program. From the time the Option Exchange Program commences, the Eligible Optionholders will be given at least 20 business days to elect to surrender for cancellation all or none of their Eligible Options in exchange for New Options. The New Options will be issued promptly following the conclusion of the Option Exchange Program. At or prior to the time we commence the Option Exchange Program, we will file the related tender offer documents with the SEC as part of a tender offer statement on Schedule TO. Eligible Optionholders, as well as shareholders and members of the public, will be able to obtain the offer to exchange and other documents we file with the SEC free of charge from the SEC’s website at www.sec.gov. If you are both a shareholder and an employee holding potentially Eligible Options, please note that voting to approve the Option Exchange Program does not constitute an election to participate in the Option Exchange Program.

      Who Is Eligible to Participate in the Option Exchange Program?

        With the exception of the excluded individuals described below, all current employees who are employed by us or one of our subsidiaries on the date we commence the Option Exchange Program and who continue to be employed through the grant date for the New Options, which will occur promptly following the date on which the Option Exchange Program concludes, will be eligible to participate in the program.

      Who Is Not Eligible to Participate in the Option Exchange Program?

        Current and former members of our Board and our named executives are not eligible to participate in the Option Exchange Program.

      Which Options Are Eligible to Be Exchanged in the Option Exchange Program?

        Outstanding stock options that (1) do not expire within 12 months of the grant date of the New Options and (2) have an exercise price greater than $10 will be eligible to be surrendered in the Option Exchange Program. Eligible Options include vested and unvested options, and incentive stock options as well as non-qualified stock options. As a result, as of September 30:

•	Eligible Options to purchase an aggregate of common shares have been granted to approximately employees who are Eligible Optionholders;

•	Eligible Options have exercise prices ranging from $13.37 to $28.56 per share;

•	Eligible Options have a weighted average exercise price of $ per share and a weighted average remaining term of years;

•	Eligible Options constitute approximately % of the 1,558,982 common shares subject to outstanding stock options; and

•	Eligible Options constitute approximately % of our total outstanding common shares.

        All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms. Approval of the Option Exchange Program proposal affects stock options currently outstanding under our equity compensation plans but will not result in an amendment to the terms of the plans themselves.

        For reference purposes, the following table summarizes information regarding our outstanding equity awards and common shares available for future grants as of September 30, 2009:

Shares available for future grant under existing plans (1)	82,349
Shares issuable pursuant to all outstanding stock options	1,558,982
Weighted average exercise price of all outstanding stock options	15.57
Weighted average remaining term of all outstanding stock options	5.29 years

(1)     Our existing plan under which awards may be granted is the LTIP.

        We will grant all of the New Options under the LTIP. We expect that the number of shares that again become available for new grants under the LTIP as a result of Eligible Options being surrendered in the Option Exchange Program will exceed the number of shares that will be subject to New Options granted under the LTIP, but we will use additional shares available under the LTIP to the extent necessary.

      How Many New Options Will Be Issued?

        The Option Exchange Program is not a one-for-one exchange. Eligible Optionholders surrendering Eligible Options will receive New Options covering a lesser number of shares with an exercise price equal to the closing price of our common shares on Nasdaq on the grant date. The number of shares underlying a surrendered Eligible Option necessary to receive one share underlying a New Option is referred to as the “exchange ratio.” The exchange ratios will be determined in a manner intended to result in the grant of New Options that have a fair value that is equal to the fair value of the Eligible Options surrendered in the exchange based on valuation assumptions made shortly before the start of the Option Exchange Program. For more information on the calculation of the exchange ratios, see “Further Information Regarding the Exchange Ratios” below. Because the exchange ratios have not yet been established and because we do not know how many Eligible Options will be surrendered in the Option Exchange Program, we cannot determine how many shares will be subject to the New Options in the aggregate; however, based on the data available (including our stock price) as of November    , 2009, and assuming all Eligible Options (covering approximately     shares) are surrendered in the Option Exchange Program, an aggregate of approximately     shares to     shares will be subject to the New Options. Although this is only an estimate, because of the way the Option Exchange Program is structured, we fully expect the number of shares subject to New Options to be less than the number of shares subject to outstanding Eligible Options.

      What Will be the Exercise Price of the New Options?

        The Option Exchange Program will extend for at least 20 business days after it is commenced. The New Options will be granted promptly following the conclusion of the Option Exchange Program. All New Options will have an exercise price equal to the closing price of our common shares on Nasdaq on the grant date for the New Options, which will be the closing price reported on a consolidated basis on Nasdaq on the grant date. The closing price of our common shares on Nasdaq on November    , 2009 was $    per share.

      What Vesting Will Apply to the New Options?

        None of the New Options will be vested on the date of grant. Each New Option will be subject to a vesting schedule equal to the longer of (1) one year after the date the New Option is granted and (2) the vesting schedule of the Eligible Option being surrendered. If an Eligible Option is fully vested on the grant date of the New Option, then the New Option granted in exchange for such Eligible Option will vest and become exercisable on the one-year anniversary of the grant date of the New Option, assuming continued employment with IBC or one of its subsidiaries through the vesting date. If an Eligible Option includes both vested and unvested tranches on the grant date of the New Option, then the New Option granted in exchange for such Eligible Option will vest in corresponding tranches (with each tranche of such New Option representing the same percentage of shares covered by the corresponding tranche of the Eligible Option) as shown in the table below:

If the tranche of the Eligible Option is:	Then the corresponding tranche of the New Option will:
Vested or scheduled to vest within 12 months of the grant date of the New Option	Vest and become exercisable on the one-year anniversary of the grant date of the New Option, assuming continued employment with IBC or one of its subsidiaries through the vesting date.

Scheduled to vest more than 12 months following the grant date of the New Option	Vest and become exercisable according to the same vesting schedule of the corresponding tranche of the Eligible Option, assuming continued employment with IBC or one of its subsidiaries through the vesting date.

      When Will the New Options Expire?

        Each New Option will have a term that will be the remaining term of the Eligible Option it replaces. Options may be forfeited prior to their expiration due to an optionee’s termination of employment.

      What Other Terms Will Apply to the New Options?

        The other terms and conditions of the New Options will be set forth in an option agreement to be entered into as of the New Option grant date and otherwise governed by the terms and conditions of the LTIP. These additional terms and conditions will be generally comparable to the other terms and conditions of options granted under the LTIP. New Options will be characterized for U.S. federal income tax purposes as non-qualified stock options. The common shares for which the New Options may be exercised are currently registered on a registration statement filed with the SEC.

      Will Eligible Employees Be Required to Participate in the Option Exchange Program?

        No. Participation in the Option Exchange Program will be voluntary. Eligible Optionholders will be permitted to exchange all or none of their Eligible Options for New Options, meaning that if an Eligible Optionholder wants to participate, he or she must surrender every Eligible Option he or she holds.

      When Will the Option Exchange Program Commence?

        We currently expect to commence the Option Exchange Program promptly following the date of the Special Meeting if shareholder approval is obtained at the Special Meeting. If the program does not commence within 90 days of shareholder approval, we will not effect the Option Exchange Program unless we again obtain shareholder approval. If shareholders do not approve this proposal, we will not be able to complete the Option Exchange Program.

        What Interest Do the Directors and Executive Officers of the Company Have in the Option Exchange Program?

        As described above, current and former members of our Board and our named executives are not eligible to participate in the Option Exchange Program. Executive officers who are not named in the Summary Compensation Table on page 24 of this proxy statement are eligible to participate in the Option Exchange Program. For more information on the interests of our directors and executive officers in the program, see “Interests of Directors and Executive Officers” and “New Plan Benefits” below.

Further Information Regarding the Exchange Ratios

        The Option Exchange Program is not a one-for-one exchange. Eligible Optionholders surrendering outstanding Eligible Options will receive New Options under the LTIP covering a lesser number of shares with an exercise price equal to the closing price of our common shares on Nasdaq on the grant date of the New Options. The number of shares underlying a surrendered Eligible Option necessary to receive one share underlying the New Option is referred to as the “exchange ratio.” The exchange ratios will be determined in a manner intended to result in the grant of New Options that have a fair value that is equal to the fair value of the Eligible Options surrendered in the exchange, based on valuation assumptions made shortly before the start of the Option Exchange Program. These ratios will be designed to avoid incremental accounting expense in connection with the grant of New Options. The actual exchange ratios will be determined shortly before the start of the Option Exchange Program. We will establish exchange ratios for eligible options by grant. If application of an exchange ratio results in a fractional number of shares being subject to the New Option, we will round down to the nearest whole number of shares of common stock.

        The exchange ratios will be based on the fair value of the Eligible Options and the fair value of the New Options, based on valuation assumptions made shortly before the start of the Option Exchange Program. Setting the exchange ratios in this manner is intended to result in the issuance of New Options that have a fair value that is equal to the fair value of the surrendered Eligible Options they replace. For example, if an Eligible Option is exercisable for 250 shares and has a fair value of 4 and a New Option has a fair value of 10, the ratio of Eligible Options to New Options would be 2.5 to 1 (that is, 10 divided by 4), so the Eligible Option could be exchanged for a New Option covering 100 shares (250 shares divided by 2.5).

        These exchange ratios will be based on the fair value of the Eligible Options calculated using the Black-Scholes option pricing model. The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the volatility of our stock and the expected term of a stock option. Setting the exchange ratios in this manner is intended to result in the issuance of New Options that have a fair value approximately equal to the fair value of the surrendered Eligible Options they replace. This is designed to eliminate additional compensation expense for such New Options, other than compensation expense that might result from changes in our stock price or other variables after the exchange ratios have been established but before the time that New Options are granted in the Option Exchange Program.

        Although exchange ratios cannot be determined now, set forth below is an example using certain assumptions and using the applicable inputs available as of November    , 2009 for the Black-Scholes option pricing model. In the table below, the “Exchange Ratio” represents the number of Eligible Options that an employee would be required to surrender in exchange for one New Option. For example, if an employee surrendered 1,000 stock options granted in 2005 that have an exercise price of $    per share, that employee (for purposes of this example only) would receive approximately     New Options, using the exchange ratio of    , as shown below. The following is an example of our methodology.

Examples of Stock Option Exchange Ratios
Grant Year	Exercise Price of Eligible Grants	Exchange Ratio	Maximum Number of Shares Underlying Eligible Options	Weighted Average Exercise Price	Weighted Average Exercise Price (in years)

2003	17.43	3.280	58,240	17.43	3.55
2004	23.69	4.053	63,394	23.69	4.56
2005	25.02	4.155	71,663	25.02	5.57
2006	26.97	4.342	70,875	26.97	6.13
2007	16.69	2.850	107,744	16.69	7.56

        The example set forth above is for illustrative purposes only and is calculated using data (including our stock price) available as of November    , 2009. The actual exchange ratios will be determined using this same methodology shortly before the start of the Option Exchange Program, with a separate exchange ratio for each Eligible Option.

Other Aspects of the Option Exchange Program

        Return of Eligible Options Surrendered. Consistent with the terms of the LTIP, shares subject to Eligible Options granted under the LTIP that are surrendered in the Option Exchange Program will be cancelled and will return to the pool of shares available for grant under the LTIP. Shares subject to Eligible Options granted under any plan other than the LTIP will be cancelled and will not return to the pool of shares available for grant under any of our equity incentive plans. There are a maximum of     shares subject to Eligible Options that may be cancelled in the Option Exchange Program. An aggregate of     of these shares were granted under plans other than the LTIP and thus once cancelled in the program would not be available for subsequent grants. The remaining     shares that are subject to Eligible Options that could be cancelled in the program were granted under the LTIP. The net number of shares available for future grants under the LTIP would increase by the number of these remaining shares surrendered for exchange, less the number of shares subject to New Options granted in exchange for such surrender.

        Accounting Treatment. IBC has adopted the provisions of ASC topic 718, "Compensation - Stock Compensation," which requires employee equity awards to be accounted for under the fair value method. This Option Exchange Program is intended to be “cost neutral” from an accounting standpoint. Thus, we will establish exchange ratios with the intent not to generate incremental share-based compensation expense for IBC. To be cost neutral, the value of the stock options surrendered as calculated immediately prior to their surrender must be at least equal to the value of the new stock options received by employees in the Option Exchange Program. We use the Black-Scholes option pricing model to estimate the fair value of all stock options granted to employees and will use that same model in valuing the stock options that are part of the Option Exchange Program. Option Exchange Program ratios will be established just prior to commencement of the exchange offer. Therefore, some risk of incremental compensation does exist if there are fluctuations in IBC’s common stock price or other key inputs to the Black-Scholes option pricing model between the date the Option Exchange Program ratios are established and the effective date of the Option Exchange Program.

        U.S. Federal Income Tax Consequences. We believe the exchange of Eligible Options for New Options pursuant to the program should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of New Options. A more detailed summary of the applicable tax considerations to participants will be provided in the offer to exchange. All holders of Eligible Options are and will be urged to consult their own tax advisors regarding the tax implications of participating in the Option Exchange Program under all applicable laws prior to participating in the Option Exchange Program.

        Potential Modifications to Terms to Comply with Governmental or Regulatory Requirements. The terms of the Option Exchange Program will be described in an offer to exchange that we will file with the SEC. Although we do not anticipate that the SEC will require us to modify the terms of the Option Exchange Program significantly, it is possible we will need to alter the terms of the Option Exchange Program to comply with SEC comments. Changes in the terms of the program may also be required for tax purposes if the tax law changes or new interpretations are issued or other facts change the expected tax treatment of the program to us or to participants in the program.

Effect on Shareholders

        We have designed the proposed Option Exchange Program so that the fair value of the New Options is equal to the fair value of the Eligible Options calculated using the Black-Scholes option pricing model, which we use for accounting for all stock options. As a result, we do not expect to recognize any non-cash compensation expense under ASC topic 718, "Compensation - Stock Compensation," although if we do, we expect such expense to be minimal. The Option Exchange Program is intended to restore competitive and appropriate equity incentives for current employees and to reduce shareholder and earnings-per-share dilution and our existing overhang. Because the exchange ratios have not yet been established and because we do not know how many Eligible Options will be surrendered in the Option Exchange Program, we cannot determine how many shares will be subject to the New Options in the aggregate; however, based on the data available (including our stock price) as of November    , 2009, and assuming all Eligible Options (covering approximately     shares) are surrendered in the Option Exchange Program, an aggregate of approximately     shares to     shares will be subject to the New Options. This would result in a net reduction in our current overhang of approximately     common shares. Based on the same assumptions, the Option Exchange Program would have a de minimis impact on our net diluted earnings per share for the fiscal year ended December 31, 2008. These are only estimates, based on the data currently available assuming all Eligible Options are surrendered in the Option Exchange Program (if approved by our shareholders).

Interests of Directors and Executive Officers

        As described above, current and former members of our Board and our named executives are not eligible to participate in the Option Exchange Program. Executive officers who are not named in the Summary Compensation Table of this proxy statement are eligible to participate in the Option Exchange Program. The following table shows the number of common shares subject to Eligible Options held as of September 30, 2009 by our current executive officers who are eligible to participate in the Option Exchange Program:

Name of Executive Officer	Title	Maximum Number of Shares Underlying Eligible Options	Weighted Average Exercise Price ($)	Weighted Average Remaining Term (Years)

Richard E. Butler	Senior Vice President, Operations	36,690	$21.48	4.92

Mark L. Collins	Executive Vice President, General Counsel	-	-	-

Peter R. Graves	Senior Vice President, Chief Information Officer	44,291	21.03	4.44

James J. Twarozynski	Senior Vice President, Controller	36,633	23.69	4.77

New Plan Benefits

        The following table shows the expected number of New Options that may be issued to each of our executive officers eligible to participate in the Option Exchange Program, such executive officers as a group, and all Eligible Optionholders as a group pursuant to the Option Exchange Program and the dollar values for the New Options assuming the closing price of our common shares on Nasdaq is $    at the date of grant and assuming the example set forth under “Further Information Regarding the Exchange Ratios” above:

Name of Executive Officer	Title	Expected Number of Shares Underlying New Options	Dollar Value ($)

Richard E. Butler	Senior Vice President, Operations	11,185	$10,995

Mark L. Collins	Executive Vice President, General Counsel	-	-

Peter R. Graves	Senior Vice President, Chief Information Officer	13,503	13,225

James J. Twarozynski	Senior Vice President, Controller	11,168	10,938
All Executive Officers, as a group		____	____
All Eligible Optionholders		____	____

        Because participation in the Option Exchange Program is voluntary, the benefits or amounts that will be received by any Eligible Optionholder or groups of Eligible Optionholders, if the proposal is approved, cannot be determined at this time. The numbers in the above table are estimates only.

        Current and former members of our Board and our named executives are not eligible to participate in the Option Exchange Program.

Vote Required and Recommendation of the Board

        The affirmative vote of a majority of our common stock voted at the Special Meeting, by person or by proxy, is required to approve the proposed Option Exchange Program. While broker non-votes will not be treated as votes cast on the proposal, shares voted as abstentions will be counted as votes cast. Since a majority of the votes cast is required for approval, the sum of any negative votes and abstentions will necessitate offsetting affirmative votes to assure approval. Unless otherwise directed by marking the accompanying proxy, the named proxy holders will vote FOR the approval of the proposed Option Exchange Program. The approval of this proposal is not a condition to the approval of any other proposals submitted to the shareholders.

        The Board recommends that you vote FOR the proposal to approve the Option Exchange Program.

PROPOSAL 3

APPROVE THE ISSUANCE OF COMMON STOCK
IN EXCHANGE TRANSACTIONS IN ACCORDANCE WITH NASDAQ MARKETPLACE RULE 5635

        Our Board believes it is advisable and in the best interests of the Company and its shareholders that IBC pursue an offer to exchange shares of common stock for up to the entire (i) $20 million aggregate liquidation amount of our outstanding trust preferred securities issued by IBC Capital Finance IV, (ii) $12 million aggregate liquidation amount of our outstanding trust preferred securities issued by IBC Capital Finance III, and (iii) $7.5 million aggregate liquidation amount of our outstanding trust preferred securities issued by Midwest Guaranty Trust I (collectively, the Institutional Trust Preferred Securities). In addition, our Board believes it is advisable and in the best interests of the Company and its shareholders that IBC pursue an offer to exchange shares of common stock for up to the entire $72 million aggregate liquidation amount of our outstanding CPP Preferred Shares issued to the Treasury under TARP. We are asking our shareholders to approve these exchange offers, as described in more detail below.

Terms of Proposed Exchange Offer for Institutional Trust Preferred Securities

        If IBC proceeds with the Institutional TP Exchange Offer, IBC will issue for each $1,000 liquidation amount of Institutional Trust Preferred Securities accepted for exchange a number of shares of common stock having a dollar value equal to (x) between    % and    % of the sum of the $1,000 liquidation amount plus an amount equal to accrued but unpaid distributions on such trust preferred securities, if tendered for exchange on or before the early tender deadline to be established by our Board, and (y) between    % and    % of the sum of the $1,000 liquidation amount plus an amount equal to accrued but unpaid distributions on such trust preferred securities, if tendered for exchange after such early tender deadline and on or before the expiration date of the exchange offer. The actual percentage discount to the $1,000 liquidation amount to be offered by IBC (between the ranges set forth in the preceding sentence) would be determined by our Board prior to the commencement of the Institutional TP Exchange Offer. The common stock to be issued would be valued based on the mathematical average of the volume weighted average price per share for the five consecutive trading days ending on and including the second trading day immediately preceding the expiration date of the exchange offer.

        The maximum number of shares of our common stock we would issue in the Institutional TP Exchange Offer is     million shares, subject to the approval of the final terms of the Institutional TP Exchange Offer.

        Notwithstanding the foregoing, IBC reserves the right, subject to applicable law, to modify the terms of this proposed exchange offer at any time prior to the expiration date and may modify such terms if deemed in the best interests of the Company and its shareholders. For example, our Board may decide to offer a combination of common stock and cash or other property in exchange for Institutional Trust Preferred Securities tendered for exchange. We are asking for shareholder approval to issue up to the maximum number of shares of common stock set forth in the preceding paragraph in exchange for Institutional Trust Preferred Securities within the price ranges described above. The other terms of the Institutional TP Exchange Offer, if it is pursued, will be established by our Board based on its determination of what is in the best interests of the Company and its shareholders. Unless otherwise required by law, regulation, or applicable listing standards, shareholders will not be asked to approve such other terms.

Terms of Proposed Exchange Offer for CPP Preferred Shares

        If IBC proceeds with the CPP Exchange Offer, IBC will issue for each $1,000 liquidation amount of CPP Preferred Shares accepted for exchange a number of shares of common stock having a dollar value that is not more than $   , plus an amount equal to accrued but unpaid distributions on such CPP Preferred Shares, and not less than $   , plus an amount equal to accrued but unpaid distributions on such CPP Preferred Shares. The dollar value per share of common stock used in determining the CPP Exchange Ratio will be based on the market value of our common stock, subject to a potential discount to market of not more than    %. The Company is in the process of negotiating with Treasury, as the sole holder of the CPP Preferred Shares, a potential exchange of IBC’s common stock in exchange for the outstanding CPP Preferred Shares. There is no assurance that the Treasury will agree to participate in any such exchange on terms acceptable to IBC, or at all.

        The maximum number of shares of our common stock we would issue in the CPP Exchange Offer is        million, subject to approval of the final terms of the CPP Exchange Offer.

        Notwithstanding the foregoing, IBC reserves the right, subject to applicable law, to modify the terms of this proposed exchange offer at any time prior to the expiration date and may modify such terms if deemed in IBC’s best interests. For example, our Board may decide to offer a combination of common stock and cash or other property in exchange for CPP Preferred Shares. We are asking for shareholder approval to issue up to the maximum number of shares of common stock set forth in the preceding paragraph in exchange for CPP Preferred Shares within the price ranges described above. The other terms of the CPP Exchange Offer, if it is pursued, will be established by our Board based on its determination of what is in the best interests of the Company and its shareholders. Unless otherwise required by law, regulation, or applicable listing standards, shareholders will not be asked to approve such other terms.

Purpose of Proposed Exchange Offers

        As noted previously in this proxy statement, we believe that additional capital is necessary to maintain and strengthen our capital base as the effects of the economy continue to adversely impact our business over the coming months and years. One means identified to improve our capital position is to offer to exchange common stock, which is considered both Tier 1 regulatory capital and Tier 1 common capital, to holders of our Institutional Trust Preferred Securities, which are considered Tier 1 regulatory capital only up to 25% of total core capital elements, and to Treasury as the holder of our CPP Preferred Shares. If Institutional Trust Preferred Securities or CPP Preferred Shares are exchanged for shares of our common stock in these exchange offers, it would have the effect of increasing our Tier 1 common equity. Although these exchange offers would not result in any cash proceeds to the Company, they would result in a reduction of interest and dividend expense. Cumulative cash dividends on the Institutional Trust Preferred Securities are payable in the approximate annual amount of $_____. Cumulative cash dividends on the CPP Preferred Shares are payable in the annual amount of $3,750,000. As previously announced, effective November 1, 2009, IBC has elected to defer regularly scheduled quarterly interest payments on its junior subordinated debentures owned by each of its trust subsidiaries, including IBC Capital Finance IV, IBC Capital Finance III, and Midwest Guaranty Trust I, and on its CPP Preferred Shares. In light of the foregoing, the Board and management believe it is advisable and in the best interests of the Company and its shareholders to take proactive steps to increase our Tier 1 regulatory capital by offering to exchange common stock for the Institutional Trust Preferred Securities and the CPP Preferred Shares.

Request for Shareholder Approval

        Nasdaq Marketplace Rule 5635 requires shareholder approval prior to the sale or issuance or potential issuance of shares, in a transaction other than a public offering, equal to 20% or more of IBC’s outstanding common stock or 20% or more of the voting power of IBC outstanding before the issuance, if the sale price of the common stock is less than the greater of the book or market value of the common stock.

        In addition, Nasdaq Marketplace Rule 5635 requires shareholder approval prior to the sale or issuance or potential issuance of shares, in a transaction that would result in a change in control. Published Nasdaq interpretative guidance indicates that the ownership by a person of 20% or more of the outstanding common stock as a result of the issuance or potential issuance of shares could result in a change in control requiring shareholder approval.

        Given the number of shares of common stock that may be exchanged in such transactions (as shown in the table on page above), we believe it is likely we will issue 20% or more of our outstanding common stock in connection with the Institutional TP Exchange Offer and the CPP Exchange Offer, if either or both of those transactions are pursued. Therefore, to comply with Nasdaq Marketplace Rule 5635, IBC is seeking shareholder approval for the potential issuance of shares of common stock in these exchange transactions so that IBC will have flexibility to enter into and close such transactions on a timely basis.

        Generally, under published Nasdaq interpretative guidance, general authorizations by the shareholders for purposes of Nasdaq Marketplace Rule 5635 will be effective only if limited to transactions which are completed within three months of the approval. The three-month requirement applies only to the initial issuance of the shares of common stock. Nasdaq interpretative guidance also requires us to include a maximum potential discount in shareholder proposals such as this one. The prices being offered in the exchanges were determined, and any modified pricing, subject to the applicable maximum discounts, would be determined, by the Board or a duly-appointed committee of the Board and would likely depend upon discussions with holders of Institutional Trust Preferred Securities and Treasury, as applicable, and prevailing market conditions.

        If the issuance of common stock in the Institutional TP Exchange Offer results or would result in one or more holders of Institutional Trust Preferred Securities beneficially owning 20% or more of the common stock following the issuance of common stock, then shareholder approval of this proposal also will constitute approval of any change in control or potential change in control for purposes of Nasdaq Marketplace Rule 5635 and no additional approval will be solicited. Further, assuming Treasury agrees to exchange the CPP Preferred Shares for shares of our common stock on terms acceptable to us, the issuance of such common stock would likely result in Treasury beneficially owning 20% or more of the common stock following the issuance of common stock. In such case, shareholder approval of this proposal also will constitute approval of the change in control for purposes of Nasdaq Marketplace Rule 5635 and no additional approval will be solicited.

        As of the date of this proxy statement, except as otherwise disclosed in this proxy statement, IBC does not have any specific plans, arrangements or contracts with any third party, which alone or when aggregated with subsequent transactions, would contemplate or require IBC to issue shares of its common stock or other securities exercisable for or convertible into common stock in excess of 20% of its outstanding common stock or voting power and at a price that would be less than the book or market value of IBC’s common stock as of such date or that would result in a change in control of the Company. If any material plans, arrangements or contracts regarding securities issuances subject to this proposal arise after the date of this proxy statement and prior to the actual vote on this proposal, IBC will notify its shareholders and make revised proxy solicitation materials publicly available in accordance with SEC rules. These materials will include a new proxy card, if necessary.

Consequences if Shareholder Fail to Approval All Proposals

        If shareholders do not approve this proposal, it would be unlikely that the Company would be able to complete either the Institutional TP Exchange Offer or the CPP Exchange Offer at a level that would be meaningful to the Company, which could materially and adversely affect IBC’s business, financial results, and prospects. However, our Board may still determine to pursue such exchange offers, subject to the number of authorized but unissued and unreserved shares of common stock available under the Articles of Incorporation. If shareholders approve the proposal to increase the number of our authorized shares of common stock (Proposal 1 of this proxy statement), we would likely only be able to pursue the Institutional TP Exchange Offer and the CPP Exchange Offer at the levels described in this proxy statement (including the assumption used in the table shown on page 6 above and the pro forma financial information attached as Annex 1 that    % of the Institutional Trust Preferred Securities and    % of the CPP Preferred Shares will be exchanged for shares of common stock) if we delist our common stock from Nasdaq. Although we have no current intention of doing so, our Board would have the authority to do this if it determined pursuing the exchange offers at such levels was in the best interests of the Company and its shareholders.

        If shareholders approve this proposal but not the proposal to increase the number of our authorized shares of common stock (Proposal 1 of this proxy statement), we would be limited in our ability to pursue the Institutional TP Exchange Offer and the CPP Exchange Offer by the number of shares of our common stock we are currently authorized to issue. As of October 30, 2009, there were approximately [31,818,134] unissued and unreserved shares of common stock available for issuance by the Company. This would materially and adversely impact our ability to increase our Tier 1 regulatory capital and reduce our interest and dividend expense through the exchange offers proposed above.

        Any failure by the shareholders to approve the proposed Option Exchange Program (Proposal 2 of this proxy statement) is not expected to impact our ability to pursue the exchange offers described above.

Effect on Current Shareholders

        Any transaction requiring approval by shareholders under Nasdaq Marketplace Rule 5635 would likely result in a significant increase in the number of shares of common stock outstanding, and current shareholders will own a smaller percentage of the outstanding common stock. See the table set forth on page 6 above for more information regarding this potential dilution. Moreover, the shares of common stock exchanged for the Institutional Trust Preferred Securities and/or the CPP Preferred Shares will be freely tradable. The issuance of these securities will cause a significant reduction in the percentage interests of current shareholders in the voting power, liquidation value, and book and market value of the Company, and in its future earnings per share. The sale or resale of these securities could cause the market price of the common stock to decline. In addition to the foregoing, the increase in the number of issued shares of common stock in connection with one or more financings may have an incidental anti-takeover effect in that additional shares may dilute the stock ownership of one or more parties seeking to obtain control of the Company. The increased number of issued shares could discourage the possibility of, or render more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership. See “Proposal 1 — Approve an Amendment to the Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock—Effect on Outstanding Common Stock” above for more detailed information.

Other Information

        The foregoing description of the terms of the Institutional TP Exchange Offer and the CPP Exchange Offer, and the reasons for such exchange offers, is included for informational purposes to shareholders in connection with this proxy solicitation and does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company. The Company cannot guarantee that any exchange transaction will be completed (or, if so, what the terms or timing may be) and, accordingly, cannot be certain that it will reacquire and cancel any Institutional Trust Preferred Securities or any CPP Preferred Shares.

        In addition, assuming shareholder approval of this proposal, our Board may determine that the Institutional TP Exchange Offer and/or the CPP Exchange Offer are, for any reason including prevailing market conditions, no longer in the best interests of the Company or its shareholders and thus reserves the right to abandon either or both exchange offers. These exchange offers are also subject to any required approvals, including by Treasury and the Board of Governors of the Federal Reserve System. There can be no assurances such required approvals will be obtained on terms acceptable to IBC or at all.

        Vote Required and Recommendation of the Board

        The affirmative vote of a majority of the our common stock voted at the Special Meeting, by person or by proxy, is required to approve the proposed exchange for Institutional Trust Preferred Securities and the proposed exchange for the CPP Preferred Shares. While broker non-votes will not be treated as votes cast on the proposal, shares voted as abstentions will be counted as votes cast. Since a majority of the votes cast is required for approval, the sum of any negative votes and abstentions will necessitate offsetting affirmative votes to assure approval. Unless otherwise directed by marking the accompanying proxy, the named proxy holders will vote FOR the proposal to permit IBC to issue additional common stock in accordance with Nasdaq Marketplace Rule 5635 in exchange for Institutional Trust Preferred Securities and in exchange for the CPP Preferred Shares. The approval of this proposal is not a condition to the approval of any other proposals submitted to the shareholders, except to the extent otherwise explained in this proxy statement.

        The Board recommends that you vote FOR the proposal to approve the issuance of additional common stock in accordance with Nasdaq Marketplace Rule 5635 in exchange for Institutional Trust Preferred Securities and in exchange for the CPP Preferred Shares, provided that, if the Company proceeds with the exchange offers:

        Institutional TP Exchange Offer. (A) not more than     million shares of common stock may be issued in the exchange for Institutional Trust Preferred Securities, (B) the Company will issue for each $1,000 liquidation amount of Institutional Trust Preferred Securities accepted for exchange a number of shares of common stock having a dollar value equal to (x) between    % and    % of the sum of the $1,000 liquidation amount plus an amount equal to accrued but unpaid distributions on such trust preferred securities, if tendered for exchange on or before the early tender deadline to be established by our Board, and (y) between    % and    % of the sum of the $1,000 liquidation amount plus an amount equal to accrued but unpaid distributions on such trust preferred securities, if tendered for exchange after such early tender deadline and on or before the expiration date of the exchange offer, (C) the dollar value per share of common stock to be issued would be valued based on the mathematical average of the volume weighted average price per share for the five consecutive trading days ending on and including the second trading day immediately preceding the expiration date of the exchange offer, and (D) the issuance of shares of common stock pursuant to such exchange offer shall occur not later than the date three months after the date of the approval of the this proposal by the shareholders of the Company; and

        CPP Exchange Offer. (A) not more than        million shares of common stock may be issued in the exchange for CPP Preferred Shares, (B) IBC will issue for each $1,000 liquidation amount of CPP Preferred Shares accepted for exchange a number of shares of common stock having a dollar value that is not more than $   , plus an amount equal to accrued but unpaid distributions on such CPP Preferred Shares, and not less than $   , plus an amount equal to accrued but unpaid distributions on such CPP Preferred Shares, (C) the dollar value per share of common stock used in determining the CPP Exchange Ratio will be based on the market value of our common stock, subject to a potential discount to market of not more than    %, and (D) the issuance of shares of common stock pursuant to such exchange offer shall occur not later than the date three months after the date of the approval of the this proposal by the shareholders of the Company.

PROPOSAL 4

ADJOURNMENT, POSTPONEMENT
OR CONTINUATION OF THE SPECIAL MEETING

General

        If at the Special Meeting the number of shares of IBC’s common stock present or represented and voting in favor of Proposal 1, Proposal 2, and Proposal 3, or any of them, is insufficient to approve any such proposal, IBC’s management may move to adjourn, postpone or continue the Special Meeting in order to enable its Board to continue to solicit additional proxies in favor of that particular proposal. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal, and any other proposal described in this proxy statement for which, at such time, IBC has received sufficient votes for approval, and not any proposal for which sufficient votes for approval have not been received.

        In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments. If IBC’s shareholders approve the adjournment, postponement or continuation proposal, IBC could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of a proposal not receiving votes sufficient for approval, including the solicitation of proxies from the shareholders that have previously voted against such proposal. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against any one or all of the first three proposals have been received, IBC could adjourn, postpone or continue the Special Meeting without a vote on the particular proposal and seek to convince the holders of those shares to change their votes to votes in favor of the recommended proposal.

Vote Required and Recommendation of the Board

        The affirmative vote of a majority of our common stock voted at the Special Meeting, by person or by proxy, is required to approve the adjournment, postponement or continuation proposal. While broker non-votes will not be treated as votes cast on the proposal, shares voted as abstentions will be counted as votes cast. Since a majority of the votes cast is required for approval, the sum of any negative votes and abstentions will necessitate offsetting affirmative votes to assure approval. Unless otherwise directed by marking the accompanying proxy, the named proxy holders will vote FOR the adjournment, postponement or continuation proposal. The approval of this proposal is not a condition to the approval of any other proposals submitted to the shareholders.

        The Board recommends that you vote FOR the proposal to adjourn, postpone or continue the Special Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of October 30, 2009, no person was known by us to be the beneficial owner of 5% or more of our common stock, except as follows:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percent of Class

Common Stock,	Dimensional Fund Advisors LP (1)	1,183,220	5.14%
$1 par value	Palisades West, Building One
	6300 Bee Cave Road
	Austin, TX 78746
Common Stock,	Independent Bank Corporation	2,271,083	9.45%
$1 par value	Employee Stock Ownership Trust ("ESOT")
	230 West Main Street
	Ionia, Michigan 48846

(1)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009, by Dimensional Fund Advisors LP reporting sole power to vote over 1,155,320 shares and sole power to dispose or direct the disposition of 1,183,220 shares.

        The following table sets forth the beneficial ownership of our common stock by our named executives, set forth in the compensation table below, and by all directors and executive officers as a group as of February 27, 2009.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding

Michael M. Magee	209,359	(2)	.85
Robert N. Shuster	173,953.71
David C. Reglin	162,261.66
William B. Kessel	63,299.26
Stefanie M. Kimball	22,849.09
All executive officers and directors as a group (consisting of 18 persons)	2,605,249	(3)	10.57

(1)	In addition to shares held directly or under joint ownership with their spouses, beneficial ownership includes shares that are issuable under options exercisable within 60 days, and shares that are allocated to their accounts as participants in the ESOP.

(2)	Includes 10,226 common stock units held in a deferred compensation plan.

(3)	Beneficial ownership is disclaimed as to 1,167,474 shares, all of which are held by the ESOT.

EXECUTIVE COMPENSATION FOR FISCAL YEAR 2008

Compensation Discussion and Analysis

         Overview and Objectives

        The primary objectives of our executive compensation program are to (1) attract and retain talented executives, (2) motivate and reward executives for achieving our business goals, (3) align our executives’ incentives with our strategies and goals, as well as the creation of shareholder value, and (4) provide competitive compensation at a reasonable cost. Consequently, our executive compensation plans are designed to achieve these objectives.

        As described in more detail below, our executive compensation program has three primary components: base salary; an annual cash incentive bonus; and long-term incentive compensation that is payable in cash, stock options and stock grant awards. The compensation committee of our Board has not established policies or guidelines with respect to the specific mix or allocation of total compensation among base salary, annual incentive bonuses, and long-term compensation. However, as part of our long-standing “pay-for-performance” compensation philosophy, we typically set the base salaries of our executives somewhat below market median base salaries in return for above market median incentive opportunities. We believe that this approach has served the Company well over the years. Combined, our five Named Executives have served the Company for a total of 79 years.

        The compensation committee of the Board has utilized the services of third-party consultants from time to time to assist in the design of our executive compensation programs and render advice on compensation matters generally. In 2006, the compensation committee engaged the services of Mercer Human Resource Consulting (“Mercer”) to review our executive compensation programs. As part of those services, Mercer (1) reviewed our existing compensation strategies and plans, (2) conducted a study of peer group compensation, including the competitiveness and effectiveness of each element of our compensation program, as well as our historical performance relative to that peer group, and (3) recommended changes to our compensation program, including those directly applicable to our executive officers. The committee retained Mercer again in 2008 to re-evaluate the Company’s executive compensation program and to assist the committee in evaluating its effectiveness and competitiveness as well as the relationship between pay and performance over the prior one and three-year periods.

         Restrictions on Executive Compensation Under Federal Law

        On December 12, 2008, the Company sold $72 million of its preferred stock and warrants to Treasury under the Capital Purchase Program of the Troubled Asset Relief Program (“TARP”). Participants in TARP are subject to a number of limitations and restrictions on executive compensation, including certain provisions of the American Recovery and Reinvestment Act of 2009 (“ARRA”). Under the ARRA, Treasury established standards regarding executive compensation relative to the requirements listed below on June 15, 2009. The substance of this Compensation Discussion and Analysis is based upon the existing guidance issued by Treasury. The compensation committee of our Board conducted the required review of our Named Executives incentive compensation arrangements with our senior risk officers, within the ninety day period following our sale of securities with Treasury under TARP.

        As a general matter, until such time that the Company is no longer a TARP participant, we will be subject to the following requirements, among others, for 2009:

•	Our incentive compensation program may not include incentives for our Named Executives (defined below) to take unnecessary and excessive risks that threaten the value of the Company;

•	The Company is entitled to recover any bonus, retention award, or incentive compensation paid to any of its 25 most highly compensated employees based upon statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate;

•	The Company is prohibited from making any golden parachute payments to any of its 10 most highly compensated employees;

•	The Company is prohibited from paying to any Named Executive or the next 20 most highly compensated employees any tax "gross-ups" on compensation such as perquisites.

•	Our compensation program may not encourage the manipulation of reported earnings to enhance the compensation of our employees;

•	The Company may not pay or accrue any bonus, retention award, or incentive compensation to any of our Named Executives, other than payments made in the form of restricted stock, subject to the further condition that any such awards may not vest while the Company is a participant in TARP and that any award not have a value greater than one-third of the Named Executives total annual compensation; and

•	Our shareholders must be given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the compensation of our executives.

        In light of the significance of the impact of ARRA on our compensation program, our compensation committee intends to reevaluate the substance and elements of our compensation program to determine whether any changes are warranted in order to maintain the objectives of that program.

        The foregoing discussion is intended to provide a background and context for the information that follows regarding our existing compensation programs to those persons who served as our executive officers during 2008 and to assist in understanding the information included in the executive compensation tables included below in our proxy statement.

         Components of Compensation

        The principal components of compensation we pay to our executives consist of the following:

•	Base Salary;

•	Annual Cash Incentive; and

•	Long-Term Incentive Compensation, generally payable in the form of a combination of cash, stock options and restricted stock.

         Base Salary

        Base salaries are established each year for our executive officers. None of our executive officers has a separate employment agreement. In determining base salaries, we consider a variety of factors. Peer group compensation is a primary factor, but additional factors include an individual’s performance, experience, expertise, and tenure with the Company. The executive compensation review conducted by Mercer, including its most recent evaluation, revealed that the base salaries of most of our executives are at or below competitive rates and market median levels.

        Each year the compensation committee recommends the base salary for our President and CEO for consideration and approval by the full Board. For purposes of setting Mr. Magee’s base salary of $382,000 for 2008, the compensation committee considered the results of the Mercer survey and recommendations, including compensation data from banking institutions of similar size in the Midwest, as well as Mr. Magee’s contributions during the preceding year. For 2009, the committee approved management’s recommendation to freeze the base salary levels of all of our executive officers, including Mr. Magee.

        The base salaries of other executive officers are established by our President and CEO. In setting base salaries, our President and CEO considers peer group compensation, as well as the individual performance of each respective executive officer. For the reasons noted above, the base salaries of our other Named Executives for 2009 remain unchanged from 2008 and are as follows: Mr. Shuster — $230,000; Mr. Reglin — $226,000; Mr. Kessel — $226,000; and Ms. Kimball — $226,000.

         Annual Cash Incentives

        Annual cash incentives are paid under the terms of our Management Incentive Compensation Plan. This Plan sets forth performance incentives that are designed to provide for annual cash awards that are payable if we meet or exceed the annual performance objectives established by our Board. Under this Plan, our Board establishes annual performance levels as follows: (1) threshold represents the performance level of what must be achieved before any incentive awards are payable; (2) target performance is defined as a desired level of performance in view of all relevant factors, as described in more detail below; and (3) the maximum represents that which reflects outstanding performance. As noted above, target performance under this Plan is intended to provide for aggregate annual cash compensation (salary and bonus) that approximates peer level compensation.

        Threshold performance would result in earning 50 percent of the target incentive, target would be 100 percent, and maximum would be 200 percent, with compensation prorated between these award levels. Target incentive is defined as 65 percent of base salary for our CEO and 50 percent of base salary for our other Named Executives. For 2008, 70 percent of the performance goal was based upon Company performance criteria while 30 percent was based upon predetermined individual goals. With respect to Company performance for 2008, 75 percent of the performance criteria was based upon after-tax earnings per share (EPS) and 25 percent was based upon corporate asset quality (non-performing assets as a percentage of total assets).

        The following is an example of how our annual incentive plan operated for 2008. If the Company achieved targeted performance for the EPS goal and threshold performance for asset quality, and assuming (a) a base salary of $200,000, (b) target incentive of 50 percent of base salary, and (c) the achievement of targeted individual performance, the annual bonus would be computed as follows:

Target Bonus		Criteria		Performance Achieved

$100,000	x	EPS (.7 x 75%)	x	1.0	=	$52,500
$100,000	x	Asset Quality (.7 x 25%)	x	.5	=	$8,750
$100,000	x	Individual Performance (.3)	x	1.0	=	$30,000

						$91,250

        Under the terms of the plan, participants may earn a bonus based upon individual performance relative to targeted performance, irrespective of whether the Company achieves its performance targets. Based upon the Company’s financial performance for 2008, no bonuses were earned by any of the Named Executives under the Company’s performance criteria. The Company’s 2008 earnings per share and asset quality were below the threshold levels of $1.05 and 1.5 percent, respectively. While the Named Executives did qualify to be paid relatively modest amounts for individual performance in 2008, the Committee approved management’s recommendation that no bonuses be paid for the achievement of these individual performance goals in 2008.

        For 2009, 75 percent of the performance goal is based upon Company performance, while 25 percent is based upon predetermined individual goals. Given the significance of the changes in the financial markets and the national and local economies, and their impact on the Company, the committee elected to change the corporate performance standards for 2009 based upon the Company’s success in after-tax EPS, its success in reducing its loan loss provision and success in growing core deposits. Each of the factors are weighted 25 percent. For 2009, the performance goals for the Company are as follows:

	EPS	Loan Loss Provision	Core Deposits

Threshold	$0.00	$51 million	$1.9 billion
Target	0.30	45 million	2.0 billion
Maximum	1.00	16 million	2.2 billion

        Following the adoption of the ARRA, discussed above, we currently understand that none of the Named Executives will be eligible to receive any payments under our annual Management Incentive Compensation Plan for performance in 2009. Annually, the committee is to set these performance goals not later than the 60th day of each year. The awards are paid in full following certification of the Company’s financial results for the performance period.

         Long-Term Incentive Program

        Following the committee’s and Board’s review and analysis of the Mercer report, effective January 1, 2007, the Board adopted a long-term incentive program that includes three separate components: stock options, restricted stock, and long-term cash, each of which comprise one-third of the total long-term incentive grant each year. The target value of the cumulative amount of these awards is set at 100 percent of our CEO’s salary and 50 percent for each of our other Named Executives. Because the first possible payout under the cash portion of the long-term program cannot be made until 2010 (the year after the first three-year performance period), the committee elected to grant stock options and restricted stock having a value equal to the aggregate target bonuses under the long-term incentive program for both 2007 and 2008. For 2009, and as explained in more detail below, the committee authorized only the grant of stock options under this program at a target value well below two-thirds of the target bonus.

        Cash Incentive Elements. The committee adopted performance goals for the cash portion of this long-term incentive program, based upon the Company’s three-year total shareholder return (TSR). TSR is determined by dividing the sum of our stock price appreciation and dividends by our stock price at the beginning of the performance period. The first performance period is the three year period beginning January 1, 2007. For purposes of determining achievement, the Company’s TSR is measured against the NASDAQ Bank Index median TSR over the same period. The committee established the three target levels of performance, with threshold at the 50th percentile, target at the 70th percentile and maximum at the 90th percentile.

        Equity-Based Incentive Element. The other two-thirds of the program are made up of stock options and shares of restricted stock, each of which are awarded under the terms of our Long-Term Incentive Plan. These awards are recommended by the committee, and approved by the Board, at the Board’s first meeting in each calendar year and after the announcement of our earnings for the immediately preceding year. Under this Plan, the committee has the authority to grant a wide variety of stock-based awards. The exercise price of options granted under this Plan may not be less than the fair market value of our common stock at the date of grant; options are restricted as to transferability and generally expire ten years after the date of grant. The Plan is intended to assist our executive officers in the achievement of our share ownership guidelines. Under these guidelines (1) our CEO is expected to own Company stock having a market value equal to twice his base salary, (2) our executive vice presidents are to own stock having a market value of not less than 125 percent of their respective base salaries, and (3) our senior vice presidents are to own stock having a market value of not less than 50 percent of their respective base salaries. Once these guidelines are achieved, the failure to maintain the guidelines due to decreases in the market value of our common stock does not mandate additional purchases; rather, further sales of our common stock are prohibited until the employee again reaches the required level of ownership. Not more than 75 percent of the shares held by an executive in our ESOP may count toward the achievement of these guidelines, and only “in the money” stock options granted after January 1, 2004, count as well. These guidelines apply ratably over a five-year period commencing January 1, 2004, or the date of hire or promotion to one of these positions.

        The value of the options that make up one-third of our long-term incentive program are measured under ASC topic 718, "Compensation - Stock Compensation" and vest ratably over three years. The value of the shares of the restricted stock that make up the final one-third of our long-term incentive program is based upon the grant date value of the shares of our common stock. These shares do not vest until the fifth anniversary of the grant date.

        Due to the limited number of shares available for issuance under the terms of our Long-Term Incentive Plan, the committee elected to grant the entire amount of the equity portion of the long-term incentive program in the form of restricted shares of common stock for 2008. The value of the shares of restricted stock, based upon the grant date values, equaled 100 percent of our CEO’s base compensation and 50 percent of the base compensation of each of our other Named Executives. As of the time of the annual grant for equity-based awards under the Plan in 2009, there remained approximately 300,000 shares available for grant under the Plan. Due to the limited number of remaining shares available for award, and due to the fact that the committee utilized restricted stock awards exclusively in 2008, the committee approved the grant of options covering a total of 299,987 shares for 2009, which were allocated among participants in accordance with their respective target bonuses under the Long-Term Incentive Program.

         Severance and Change in Control Payments

        The Company has in place Management Continuity agreements for each of our executive officers. These agreements provide severance benefits if an individual’s employment is terminated within 36 months after a change in control or within six months before a change in control and if the individual’s employment is terminated or constructively terminated in contemplation of a change in control for three years thereafter. For purposes of these agreements, a “change in control” is defined to mean any occurrence reportable as such in a proxy statement under applicable rules of the Securities and Exchange Commission, and would include, without limitation, the acquisition of beneficial ownership of 20 percent or more of our voting securities by any person, certain extraordinary changes in the composition of our Board, or a merger or consolidation in which we are not the surviving entity, or our sale or liquidation.

        Severance benefits are not payable if an individual’s employment is terminated for cause, employment terminates due to an individual’s death or disability, or the individual resigns without “good reason.” An individual may resign with “good reason” after a change in control and receive his or her severance benefits if an individual’s salary or bonus is reduced, his or her duties and responsibilities are inconsistent with his or her prior position, or there is a material, adverse change in the terms or conditions of the individual’s employment. The agreements are for self-renewing terms of three years unless we elect not to renew the agreement. The agreements are automatically extended for a three-year term from the date of a change in control. These agreements provide for a severance benefit in a lump sum payment equal to 18 months to three years’ salary and bonus and a continuation of benefits’coverage for 18 months to three years. These benefits are limited, however, to one dollar less than three times an executive’s “base amount” compensation as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

        Following the adoption of the ARRA, discussed above, we currently understand that none of the 10 most highly compensated employees will be eligible to receive any severance or change in control benefits due to the prohibition related to "golden parachute payments" for the period during which any obligation arising under TARP remains outstanding.

         Other Benefits

        We believe that other components of our compensation program, which are generally provided to other full-time employees, are an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, group life and accidental death and dismemberment insurance and our 401(k) Plan, and in each case on the same basis as other employees. We also maintain an ESOP that provides substantially all full-time employees with an equity interest in our Company. Contributions to the ESOP are determined annually and are subject to the approval of our Board. Contributions for the year ended December 31, 2008, were equal to 3 percent of the eligible wages for each of the approximately 1,100 participants in the ESOP, including each of our executive officers.

         Perquisites

        Our Board and compensation committee regularly reviews the perquisites offered to our executive officers. The committee believes that the cost of such perquisites is relatively minimal. Specific perquisites generally made available to our executive officers are:

•	A country or social club membership; and

•	Personal use of a Company automobile.

        Under the standards established by Treasury on June 15, 2009, we may not pay to any Named Executive or the next 20 most highly compensated employees any tax "gross-ups" on compensation such as perquisites.

Summary Compensation Table — 2008

        The following table shows certain information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than our CEO and CFO (the “Named Executives”).

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Totals

Michael M. Magee	2008	$382,000	$--	$102,105	$58,444	$--	$35,904	$578,453
President
and Chief	2007	350,000	--	24,041	40,005	51,186	21,878	487,110
Executive
Officer	2006	310,000	--	--	--	--	22,865	332,865

Robert N. Shuster	2008	230,000	--	32,088	18,368	--	24,318	304,774
Executive
Vice
President	2007	220,000	--	7,555	12,573	39,600	21,051	300,779
and Chief
Financial	2006	215,000	--	--	--	--	18,895	233,895
Officer

David C. Reglin	2008	226,000	--	32,088	18,368	--	27,415	303,871
Executive
Vice
President -	2007	220,000	--	7,555	12,573	33,000	24,017	297,145
Retail
Banking	2006	215,000	--	--	--	--	22,405	237,405

Stefanie M. Kimball(4)	2008	226,000	--	29,171	16,697	--	16,558	288,426
Executive
Vice
President -	2007	130,769	--	6,867	11,429	25,000	3,399	177,464
Chief
Lending
Officer	2006	--	--	--	--	--	--	--

William B. Kessel	2008	226,000	--	31,360	17,951	--	27,431	302,742
Executive
Vice
President -	2007	215,000	--	7,383	12,287	32,500	25,494	292,664
Chief
Operations
Officer	2006	195,000	--	--	--	--	16,474	211,474

(1)	Includes elective deferrals by employees pursuant to Section 401(k) of the Internal Revenue Service Code and elective deferrals pursuant to a non-qualified deferred compensation plan.

(2)	Amounts set forth in the stock award and option award columns represent the amounts recognized as compensation expense in 2008 for financial reporting purposes with respect to stock awards and options in accordance with ASC topic 718, "Compensation - Stock Compensation" except that the amounts do not reflect a reduction for estimated forfeitures. The assumptions used in calculating these amounts are set forth in Note 15, in the Company’s consolidated financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K. The grant date fair value of restricted stock awards granted during 2008 is included in the Grants of Plan Based Awards table below.

(3)	Amounts include our contributions to the ESOP (subject to certain age and service requirements, all employees are eligible to participate in the plan), matching contributions to qualified defined contribution plans, IRS determined personal use of company owned automobiles, country club and other social club dues and restricted stock dividends.

(4)	Ms. Kimball began employment with us on April 25, 2007.

Grants of Plan-Based Awards — 2008

        This table sets forth information on equity awards granted by the Company to the Named Executives during 2008 under our Long-Term Incentive Plan and the possible payouts to the Named Executives under the Management Incentive Compensation Plan (our annual Cash Bonus Plan) for 2008. The Compensation Discussion and Analysis provides further details on these awards under the Long-Term Incentive Plan, and the Summary Compensation Table sets forth the amounts earned in 2008 under the Management Incentive Compensation Plan.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date		Threshold $	Target $	Maximum $	Threshold $	Target $	Maximum $	Stock or Units(3)	Underlying Options	Awards ($/Sh)	Awards ($)(4)

Michael M.	01/15/08								45,871			349,996
Magee		(1)	113,750	227,500	455,000
		(2)	58,333	116,667	233,334
Robert N.	01/15/08								14,416			109,994
Shuster		(1)	55,000	110,000	220,000
		(2)	18,333	36,667	73,333
David C.	01/15/08								14,416			109,994
Reglin		(1)	55,000	110,000	220,000
		(2)	18,333	36,667	73,333
Stefanie M.	01/15/08								13,106			99,999
Kimball		(1)	50,000	100,000	200,000
		(2)	16,667	33,333	66,667
William B.	01/15/08								14,089			107,499
Kessel		(1)	53,750	107,500	215,000
		(2)	17,917	35,833	71,667

(1)	Represents potential payouts pursuant to the Management Incentive Compensation Plan which are based on achievement of certain Company and individual performance goals. The actual cash bonus paid with respect to any year may range from zero to two times the target bonus based on the achievement of predetermined goals.

(2)	Represents awards granted under our Long Term Incentive program. The referenced payouts are dependent upon our three-year total shareholder return (“TSR”) as described in our Compensation Discussion and Analysis above for the period ending December 31, 2010, relative to the NASDAQ Bank Index median TSR over the same period.

(3)	Represent restricted shares of common stock that are subject to cliff vesting in five years.

(4)	Grant date values are computed in accordance with ASC topic 718, "Compensation - Stock Compensation."

        As discussed in our Compensation Discussion & Analysis above, the primary components of our executive compensation program are base salary, an annual cash incentive bonus, and long-term incentive compensation.

        As shown in the Summary Compensation Table above, each Named Executive’s base salary constitutes the majority of his or her respective compensation for 2008, 2007 and 2006. This is due to the fact that no annual bonus was paid in 2006 or 2008 under the Management Incentive Compensation Plan and bonuses earned under that plan for 2007 were attributable to the achievement of certain individual performance goals. Effective January 1, 2007, our Management Incentive Compensation Plan was modified to permit our executives to earn relatively modest bonuses based upon individual achievement, irrespective of whether the Company achieved its financial performance targets.

Outstanding Equity Awards at Fiscal Year-End

        This table shows the option and restricted stock awards that were outstanding as of December 31, 2008. The table shows both exercisable and unexercisable options, as well as shares of restricted stock that have not yet vested, all of which were granted under our Long-Term Incentive Plan.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options				Number of Shares or Units of	Market Value of Shares or Units of
	Grant			Option Exercise	Option Expiration	Stock That Have Not	Stock That Have Not
Name	Date	Exercisable	Unexercisable(1)	Price	Date	Vested(2)	Vested(3)

Michael M. Magee	01/21/01	10,219	--	$9.79	01/21/11
	01/21/02	7,087	--	14.11	01/21/12
	01/18/03	5,706	--	17.52	01/18/13
	01/24/04	11,147	--	25.81	01/24/14
	04/23/04	2,756	--	23.69	04/23/14
	01/28/05	10,923	--	27.31	01/28/15
	04/26/05	2,756	--	25.02	04/26/15
	11/15/05	2,625	--	26.97	11/15/15
	12/15/05	23,834	--	26.76	12/15/15
	04/24/07	15,569	31,137	16.69	04/24/17	10,485	$22,648
	01/16/08					45,871	99,081

Robert N. Shuster	04/17/01	4,765	--	9.97	04/17/11
	01/21/02	7,086	--	14.11	01/21/12
	01/18/03	8,470	--	17.52	01/18/13
	04/17/03	3,032	--	17.43	04/17/13
	10/28/03	4,427	--	25.85	04/16/12
	01/24/04	9,660	--	25.81	01/24/14
	04/23/04	2,756	--	23.69	04/23/14
	05/11/04	1,686	--	22.13	04/20/10
	01/28/05	8,475	--	27.31	01/28/15
	02/09/05	1,897	--	27.66	01/21/11
	04/26/05	2,756	--	25.02	04/26/15
	11/15/05	2,625	--	26.97	11/15/15
	12/15/05	12,708	--	26.76	12/15/15
	04/24/07	4,893	9,786	16.69	04/24/17	3,295	$7,117
	01/16/08					14,416	31,139

David C. Reglin	01/21/01	9,298	--	$9.79	01/21/11
	04/17/01	6,047	--	9.97	04/17/11
	05/21/01	3,267	--	11.97	01/18/10
	01/21/02	9,988	--	14.11	01/21/12
	04/16/02	6,045	--	15.44	04/16/12
	01/18/03	10,068	--	17.52	01/18/13
	04/17/03	3,032	--	17.43	04/17/13
	01/24/04	9,660	--	25.81	01/24/14
	04/23/04	2,756	--	23.69	04/23/14
	01/28/05	8,655	--	27.31	01/28/15
	04/26/05	2,756	--	25.02	04/26/15
	11/15/05	2,625	--	26.97	11/15/15
	12/15/05	12,961	--	26.76	12/15/15
	04/24/07	4,893	9,786	16.69	04/24/17	3,295	$7,117
	01/16/08					14,416	31,139

Stefanie M. Kimball	04/24/07	4,448	8,896	16.69	04/24/17	2,995	$6,469
	01/16/08					13,106	28,309

William B. Kessel	04/16/02	6,045	--	15.44	04/16/12
	04/17/03	3,032	--	17.43	04/17/13
	04/23/04	2,756	--	23.69	04/23/14
	01/28/05	4,654	--	27.31	01/28/15
	04/26/05	2,756	--	25.02	04/26/15
	11/15/05	2,625	--	26.97	11/15/15
	12/15/05	10,748	--	26.76	12/15/15
	04/24/07	4,782	9,563	16.69	04/24/17	3,220	$6,955
	01/16/08					14,089	30,432

(1)	Options granted on April 24, 2007 vest ratably over the three-year period beginning April 24, 2008.

(2)	The shares of restricted stock are subject to risks of forfeiture until they vest, in full, on the fifth anniversary of the grant date.

(3)	The market value of the shares of restricted stock that have not vested is based on the closing price of our common stock as of December 31, 2008.

Option Exercises and Stock Vested — 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael M. Magee	--	--	--	--
Robert N. Shuster	--	--	--	--
David C. Reglin	--	--	--	--
Stefanie M. Kimball	--	--	--	--
William B. Kessel	--	--	--	--

        None of our Named Executives exercised any options during 2008, nor were any restricted stock awards vested during 2008.

Nonqualified Deferred Compensation

        The table below provides certain information relating to each defined contribution plan that provides for the deferral of compensation on a basis that is not tax qualified.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Michael M. Magee	$26,000	--	$(47,562)	--	$21,987
Robert N. Shuster	13,000	--	$(17,251)	--	55,482
David C. Reglin	--	--	--	--	--
Stefanie M. Kimball	--	--	--	--	--
William B. Kessel	--	--	(9,198)	--	22,950

(1)	Amounts reported as Executive Contributions are also included in the respective salary amounts on the Summary Compensation Table for 2008.

        Certain of our officers, including the Named Executives, can contribute, on a tax deferred basis, up to 80% of his or her base salary and 100% of his or her annual cash bonus into our executive non-qualified excess plan. The Company makes no contributions to this plan and contributions by participants may be directed into various investment options as selected by each participant. Earnings on the investments accrue to the participants on a tax deferred basis. Participants can withdraw balances from their accounts in accordance with plan provisions.

Other Potential Post-Employment Payments

Executive Name	(1) Estimated Liability for Severance Payments & Benefit Amounts Under Continuity Agreements	(2) Payment Limitation Based on IRS Section 280G Limitation on Severance Amounts
Michael M. Magee	$1,268,872	$1,466,500
Robert N. Shuster	799,378	708,044
David C. Reglin	784,378	722,987
Stefanie M. Kimball	760,718	644,353
William B. Kessel	778,663	758,833

(1)	The Corporation has entered into Management Continuity Agreements with each of the above Named Executives that provide for defined severance compensation and other benefits if they are terminated following a change of control of the Company. The Agreements provide for a lump sum payout of the severance compensation and a continuation of certain health and medical insurance related benefits for a period of three years. For further detailed information, see the section titled “Severance and Change in Control Payments” included as part of the Compensation Discussion and Analysis in this Proxy Statement.

(2)	The total amounts which may be due under the Management Continuity Agreements are subject to and limited by Internal Revenue Service Code Section 280G. This column indicates the estimated payout based on IRS limitations.

COMPENSATION OF DIRECTORS

        For 2008, the annual retainer paid to our Non-employee Directors was $45,000. We also paid an annual retainer of $12,000 to the nonemployee directors of our bank subsidiary. For 2009, in response to the prevailing, uncertain economic conditions, the Board reduced both retainers by ten percent. Half of the combined retainer is paid in cash and the other half is paid under the Purchase Plan described below until that director achieves the required share ownership under our share ownership guidelines. Once a director has achieved the requisite level of share ownership under those guidelines, each director then has a choice of receiving his or her director compensation in cash or deferred share units under our Purchase Plan, at his or her discretion. The Board approved the payment of additional retainers of $5,000, $3,000, and $2,000 to the Chairpersons of the Board’s audit committee, compensation committee, and nominating and corporate governance committee, respectively. The fees are payable for attendance at either Board or committee meetings.

        Pursuant to our Long-Term Incentive Plan, the compensation committee may grant options to purchase shares of Independent Bank Corporation common stock to each Non-employee Director. No such stock options were granted during 2008, 2007 and 2006.

        We maintain a Deferred Compensation and Stock Purchase Plan for Non-employee Directors (the “Purchase Plan”). The Purchase Plan provides that Non-employee Directors may defer payment of all or a part of their director fees (“Fees”) or receive shares of common stock in lieu of cash payment of Fees. Under the Purchase Plan, each Non-employee Director may elect to participate in a Current Stock Purchase Account, a Deferred Cash Investment Account or a Deferred Stock Account.

        A Current Stock Purchase Account is credited with shares of Independent Bank Corporation common stock having a fair market value equal to the Fees otherwise payable. A Deferred Cash Investment Account is credited with an amount equal to the Fees deferred and on each quarterly credit date with an appreciation factor that may not exceed the prime rate of interest charged by Independent Bank. A Deferred Stock Account is credited with the amount of Fees deferred and converted into stock units based on the fair market value of our common stock at the time of the deferral. Amounts in the Deferred Stock Account are credited with cash dividends and other distributions on our common stock. Fees credited to a Deferred Cash Investment Account or a Deferred Stock Account are deferred for income tax purposes. The Purchase Plan does not provide for distributions of amounts deferred prior to a participant’s termination as a Non-employee Director. Participants may generally elect either a lump sum or installment distributions.

Director Compensation — 2008

Name	Fees Earned or Paid in Cash	Option Awards(1)	Totals	Aggregate Stock Options Held as of 12/31/08
Donna J. Banks	$57,000	--	$57,000	3,874
Jeffrey A. Bratsburg	57,000	--	57,000	54,671
Stephen L. Gulis, Jr.(2)	62,000	--	62,000	7,703
Terry L. Haske	57,000	--	57,000	40,133
Robert L. Hetzler(3)	59,500	--	59,500	40,133
Clarke B. Maxson	57,000	--	57,000	--
James E. McCarty(4)	60,000	--	60,000	15,451
Charles A. Palmer(5)	59,000	--	59,000	40,133
Charles C. Van Loan(3)	59,500	--	59,500	3,032
Totals	$528,000	--	$528,000	205,130

(1)	No stock options were awarded to the Board during 2008, 2007 or 2006. No amounts were recognized as compensation expense in 2008 for financial reporting purposes with respect to stock options granted to directors in accordance with ASC topic 718, "Compensation - Stock Compensation."

(2)	Includes additional retainer for service as chairperson of the audit committee.

(3)	Includes fees received for attendance at Mepco Finance Corporation board meetings during 2008.

(4)	Includes additional retainer for service as chairperson of the compensation committee.

(5)	Includes additional retainer for service as chairperson of the nominating and corporate governance committee.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

        Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2010 Annual Meeting of Shareholders may do so in accordance with Rule 14a-8 of the Securities Exchange Act of 1934. For such proposals to be included in our proxy materials relating to our 2010 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us at our principal executive offices at 230 West Main Street, Ionia, Michigan 48846, no later than November 24, 2009.

        For any proposal that is not submitted for inclusion in the proxy statement for the 2010 Annual Meeting, but is instead sought to be presented directly at the 2010 Annual Meeting, SEC rules permit management to vote proxies at its discretion if we (1) receive notice of the proposal before the close of business on February 7, 2010, and advise shareholders in the 2010 Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (2) do not receive notice of the proposal prior to the close of business on February 7, 2010. Notices of intention to present proposals at the 2010 Annual Meeting should be addressed to our Corporate Secretary, at our principal offices listed above.

        Under our Bylaws, no business may be brought before an annual shareholder meeting unless it is specified in the notice of the meeting and included in the Company’s proxy materials, or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to us (containing certain information specified in the Bylaws about the shareholder and the proposed action) not less than thirty (30) days prior to the originally scheduled Annual Meeting of Shareholders. If less than forty (40) days notice is given by the Company, then notice must be received within ten (10) days after the date we mail or otherwise give notice of the date of the Annual Meeting of Shareholders.

INFORMATION INCORPORATED BY REFERENCE

        We incorporate by reference in this proxy statement the information contained under Part II, Items 7, 7A, 8 and 9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the information contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, each as filed with the SEC. We also incorporate by reference in this proxy statement the information contained in any reports (and amendments thereto) filed with the SEC under the Securities Exchange Act of 1934 after the date hereof and prior to the date of the special meeting.

        Copies of such Annual Report on Form 10-K and Quarterly Report on Form 10-Q are enclosed with this proxy statement. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20002. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov. Additionally, you may request a copy of any of these filings at no cost, by writing to or telephoning us at the following address: Independent Bank Corporation, 230 West Main Street, Ionia, Michigan 48846, Attention: Investor Relations or by telephone at (616) 527-9450. We undertake to provide by first class mail, within one business day of receipt of such a request, a copy of any and all information that has been incorporated by reference in this proxy statement.

        Representatives of Crowe Horwath LLP will be present at the Special Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions submitted to the Secretary of IBC in advance of the Special Meeting.

OTHER MATTERS

        The cost of soliciting proxies will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, telegraph or in person. We have retained the services of The Altman Group to deliver proxy materials to brokers, nominees, fiduciaries and other custodians for distribution to beneficial owners, as well as solicit proxies from these institutions. The cost of such services is expected to total approximately $6,000, plus reasonable out of pocket expenses.

        As of the date of this proxy statement, management knows of no other matters to be brought before the Special Meeting. However, if any other matters should properly come before the Special Meeting, including matters relating to the conduct of the Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of those voting the proxies.

By order of our Board of Directors, ROBERT N. SHUSTER Corporate Secretary

Dated: November __, 2009

ANNEX 1

        The following selected unaudited pro forma financial information has been presented to give effect to and show the pro forma impact on our balance sheet as of September 30, 2009, and on our earnings for the fiscal year ended December 31, 2008, and the nine-month period ended September 30, 2009, of the following transactions under consideration by our Board:

1.	An offer (the “Institutional TP Exchange Offer”) to exchange shares of our common stock for up to the entire (i) $20 million aggregate liquidation amount of our outstanding trust preferred securities issued by IBC Capital Finance IV, (ii) $12 million aggregate liquidation amount of our outstanding trust preferred securities issued by IBC Capital Finance III, and (iii) $7.5 million aggregate liquidation amount of our outstanding trust preferred securities issued by Midwest Guaranty Trust I (collectively, the “Institutional Trust Preferred Securities”);

2.	An offer (the “Retail TP Exchange Offer”) to exchange shares of our common stock for up to the entire $50.6 million aggregate liquidation amount of our outstanding trust preferred securities issued by IBC Capital Finance II (the “Retail Trust Preferred Securities”);

3.	An offer (the “CPP Exchange Offer”) to exchange shares of common stock for up to the entire $72 million aggregate liquidation amount of our outstanding Series A Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation preference per share (the “CPP Preferred Shares”), issued to the United States Department of the Treasury (“Treasury”) under its Capital Purchase Program of the Troubled Asset Relief Program (“TARP”); and

4.	A public offering (the “Cash Offering”) to issue shares of our common stock or securities convertible into shares of our common stock for cash.

        The Institutional TP Exchange Offer, the CPP Exchange Offer, and the Retail TP Exchange Offer are collectively referred to as the “Exchange Offers,” and the Exchange Offers and the Cash Offering are collectively referred to as the “Capital Transactions.”

        We have not reflected the expected impact of the Option Exchange Program (which is the subject of Proposal 2 of this proxy statement) because we believe the pro forma impact of such Option Exchange Program to be immaterial.

        The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Capital Transactions been completed as of the dates indicated or that will be realized in the future when and if the Capital Transactions are consummated. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, our historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the three- and nine-month periods ended September 30, 2009, filed with the SEC, each of which is incorporated by reference into this proxy statement.

        Our unaudited pro forma consolidated balance sheets as of September 30, 2009 have been presented as if the Capital Transactions had been completed on September 30, 2009, and our pro forma consolidated statements of income have been presented as if the Capital Transactions had been completed on January 1, 2008.

Primary Assumptions

        We have made a number of assumptions in preparing the pro forma information set forth below. The primary assumptions made are as follows:

a.	We have assumed our shareholders will approve Proposal 1 described in this proxy statement, which is the proposal to amend our Articles of Incorporation to increase the number of shares of common stock we are authorized to issue from 60 million shares to 500 million shares. As of November , 2009, we have approximately shares of common stock that are authorized and available to be issued. If our shareholders do not approve Proposal 1, then we may still proceed with the Capital Transactions, but will be limited to issuing an aggregate of shares of our common stock.

b.	We have assumed the Exchange Offers occur on the terms described in “Proposal 3 – Approve the Issuance of Common Stock in Exchange Transactions in Accordance with Nasdaq Marketplace Rule 5635” in this proxy statement, including the term limiting the aggregate number of shares that may be issued in the Institutional TP Exchange Offer to million shares and limiting the aggregate number of shares that may be issued in the CPP Exchange Offer to million.

c.	We have assumed that, for purposes of the Exchange Offers, the value per share of our common stock used to calculate the number of shares of our common stock to be issued in each such Exchange Offer is $ . This is the average volume weighted average price, or “Average VWAP,” of our common stock assuming the pricing date for the determination of the Average VWAP ended on and included November , 2009. The Average VWAP of our common stock is the mathematical average of the volume weighted average price per share for the five consecutive trading days ending on and including the second trading day immediately preceding the expiration date of the Exchange Offers.

d.	We have assumed % of the Institutional Trust Preferred Securities will be tendered for exchange in the Institutional TP Exchange Offer and that % of the Retail Trust Preferred Securities will be tendered for exchange in the Retail TP Exchange Offer. We assumed these participation rates based on the results of recently concluded similar exchange offers by similarly situated issuers.

e.	We have assumed there will be no material effect on such pro forma financial statements from the potential limitations related to Section 382 of the Internal Revenue Code due to our having a full tax valuation allowance.

        Additional assumptions are set forth in the footnotes to the tables below. Some of these additional assumptions reflect different ranges of possibilities for the Capital Transactions.

        The inclusion of any particular Capital Transaction in the pro forma financial information does not necessarily indicate that such Capital Transaction is likely to occur or that it is likely to occur on the terms set forth below.

        There can be no assurances that the foregoing assumptions will be realized in the future, including as to the amounts and percentages of Institutional Trust Preferred Securities, Retail Trust Preferred Securities, or CPP Preferred Shares that will be tendered in the Exchange Offers or the success of any Cash Offering we may pursue. If any one or more of the foregoing assumptions or assumptions in the footnotes to the tables below is not realized, it would likely result in a material impact on the pro forma information set forth below. As a result, you should not place undue reliance on such pro forma information in deciding how to vote on any of the proposals set forth in this proxy statement.

[Pro forma financial statements to be inserted.]

INDEPENDENT BANK CORPORATION

DECEMBER 18, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ___________ and ____________, and each of them as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Independent Bank Corporation held of record by the undersigned on October 30, 2009, at the Special Meeting of Stockholders to be held at [ ], Ionia, Michigan 48846 on Friday, December 18, 2009 at 10:00 a.m. (local time), or any adjournment or postponement thereof to (1) approve a proposal to amend our Articles of Incorporation to increase the number of authorized shares of common stock from 60 million shares to 500 million shares (the "Amendment Proposal"), (2) to approve a proposal to implement an employee stock option exchange program (the "Option Exchange Proposal"), (3) to approve a proposal to issue additional shares of our common stock in exchange for certain outstanding trust preferred securities and in exchange for certain outstanding shares of preferred stock (the "Issuance of Additional Shares Proposal"), and (4) to approve a proposal to grant the board of directors authority to adjourn, postpone or continue the special meeting (the "Adjournment Proposal"). Unless a contrary instruction is provided, this proxy when properly executed will be voted FOR the Amendment Proposal, FOR the Option Exchange Proposal, FOR the Issuance of Additional Shares Proposal, and FOR the Adjournment Proposal.

(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF SHAREHOLDERS OF

INDEPENDENT BANK CORPORATION

DECEMBER 18, 2009

PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER _________________

ACCOUNT NUMBER _________________

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at ______________________________.

Please  detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON STOCK, A VOTE “FOR” THE EMPLOYEE STOCK OPTION EXCHANGE PROPOSAL, A VOTE “FOR” THE PROPOSAL TO ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK, AND A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|

1.	To approve a proposal to amend our Articles of Incorporation to increase the number of authorized shares of common stock from 60 million shares to 500 million shares.
|_| FOR	|_| AGAINST	|_| ABSTAIN

2.	To approve a proposal to implement an employee stock option exchange program.
|_| FOR	|_| AGAINST	|_| ABSTAIN

3.	To approve a proposal to issue additional shares of our common stock in exchange for certain outstanding trust preferred securities and in exchange for certain outstanding shares of preferred stock.
|_| FOR	|_| AGAINST	|_| ABSTAIN

4.	To approve a proposal to grant the board of directors authority to adjourn, postpone or continue the special meeting.
|_| FOR	|_| AGAINST	|_| ABSTAIN

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	|_|

The undersigned acknowledges receipt of the notice of special meeting of shareholders and the proxy statement dated November [ ], 2009 and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

Signature: ____________________ Date: __________ Signature: ____________________ Date: __________

NOTE: Please sign exactly as your names appear on this proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name and duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.